                                                                  EXHIBIT 10.15




                   __________________________________________



                           THIRD AMENDED AND RESTATED
                                 LOAN AGREEMENT



                         Dated as of November 21, 1994



                                     among



                      KAUFMAN AND BROAD HOME CORPORATION,


                            THE BANKS PARTY HERETO,


                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION
                                      and
                      THE FIRST NATIONAL BANK OF CHICAGO,
                               as Managing Agents


                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                            as Administrative Agent,


                      THE FIRST NATIONAL BANK OF CHICAGO,
                             as Documentation Agent


                                      and


                      CREDIT LYONNAIS LOS ANGELES BRANCH,
                          NATIONSBANK OF TEXAS, N.A.,
                                      and
                                 NBD BANK, N.A.
                                  as Co-Agents


                   __________________________________________

                               TABLE OF CONTENTS


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
RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE 1   DEFINITIONS AND ACCOUNTING TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

   1.1  Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
   1.2  Use of Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
   1.3  Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
   1.4  Rounding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
   1.5  Miscellaneous Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
   1.6  Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
   1.7  References to "Borrower and its Subsidiaries"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE 2   LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

   2.1  Loans-General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
   2.2  Alternate Base Rate Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
   2.3  LIBOR Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
   2.4  Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
   2.5  Letters of Credit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
   2.6  Reduction of Commitment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
   2.7  Administrative Agent's Right to Assume Funds
        Available   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

ARTICLE 3   PAYMENTS; FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

   3.1  Principal and Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
   3.2  Commitment Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
   3.3  Facility/Extension Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
   3.4  Agency Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
   3.5  Capital Adequacy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
   3.6  LIBOR Fees and Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
   3.7  Late Payments/Default Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
   3.8  Computation of Interest and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
   3.9  Holidays  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
   3.10 Payment Free of Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
   3.11 Funding Sources   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
   3.12 Failure to Charge or Making of Payment Not
        Subsequent Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
   3.13 Pro Rata Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
   3.14 Time and Place of Payments; Evidence of
        Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
   3.15 Administrative Agent's Right to Assume Payments
        Will be Made  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
   3.16 Survivability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
   3.17 Bank Calculation Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
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
ARTICLE 4   REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

   4.1  Existence and Qualification; Power; Compliance
        with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
   4.2  Authority; Compliance with Other Instruments and
        Government Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
   4.3  No Governmental Approvals Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
   4.4  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
   4.5  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
   4.6  No Other Liabilities; No Material Adverse
        Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
   4.7  Title to Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
   4.8  Intangible Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   4.9  Existing Indebtedness and Contingent Guaranty
        Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   4.10 Governmental Regulation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   4.11 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   4.12 Binding Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   4.13 No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   4.14 Pension Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
   4.15 Tax Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
   4.16 Regulation U  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
   4.17 Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
   4.18 Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
   4.19 Projections   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56

ARTICLE 5   AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS) . . . . . . . . . . . . . . . . .   57

   5.1  Payment of Taxes and Other Potential Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
   5.2  Preservation of Existence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
   5.3  Maintenance of Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
   5.4  Maintenance of Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
   5.5  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
   5.6  Inspection Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
   5.7  Keeping of Records and Books of Account   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
   5.8  Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
   5.9  Subsidiary Guaranty   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

ARTICLE 6   NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

   6.1  Payment or Prepayment of Subordinated
        Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
   6.2  Dispositions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
   6.3  Mergers and Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
   6.4  Investments and Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
   6.5  ERISA Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
   6.6  Change in Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
   6.7  Liens and Negative Pledges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
   6.8  Indebtedness and Contingent Guaranty
        Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
   6.9  Non-Recourse Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
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
   6.10 Subsidiary Indebtedness and Contingent Guaranty
        Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
   6.11 Money Market Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
   6.12 Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
   6.13 Minimum Consolidated Tangible Net Worth   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
   6.14 Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
   6.15 Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
   6.16 Hostile Tender Offers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
   6.17 Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
   6.18 Domestic Standing Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
   6.19 Investments in Certain Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
   6.20 Land Fund Joint Venture   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69

ARTICLE 7   INFORMATION AND REPORTING REQUIREMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70

   7.1  Financial and Business Information of Borrower
        and Its Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
   7.2  Compliance Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73

ARTICLE 8   CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74

   8.1  Initial Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
   8.2  Any Increasing Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
   8.3  Any Advance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
   8.4  Any Letter of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76

ARTICLE 9   EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . .   76

   9.1  Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
   9.2  Remedies Upon Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79

ARTICLE 10  THE ADMINISTRATIVE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81

   10.1  Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
   10.2  Administrative Agent and Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81
   10.3  Banks' Credit Decisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   82
   10.4  Action by Administrative Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   82
   10.5  Liability of Administrative Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
   10.6  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   84
   10.7  Successor Administrative Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
   10.8  No Obligations of Borrower   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85

ARTICLE 11  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86

   11.1  Cumulative Remedies; No Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86
   11.2  Amendments; Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   86
   11.3  Costs, Expenses and Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
   11.4  Nature of Banks' Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
   11.5  Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
   11.6  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
   11.7  Execution in Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
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   11.8  Binding Effect; Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
   11.9  Sharing of Setoffs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
   11.10 Indemnity by Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
   11.11 Nonliability of Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92
   11.12 Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   92
   11.13 No Third Parties Benefited   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
   11.14 Other Dealings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
   11.15 Right of Setoff - Deposit Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
   11.16 Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
   11.17 Integration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
   11.18 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
   11.19 Severability of Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
   11.20 Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
   11.21 Conflict in Loan Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
   11.22 Waiver Of Jury Trial   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
   11.23 Purported Oral Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   94
   11.24 Hazardous Materials Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   95


Exhibits

A - Compliance Certificate
B - Revolving Note
C - Request for Letter of Credit
D - Request for Loan
E - Request for Redesignation
F - Subsidiary Guaranty



Schedules

4.4         Subsidiaries
4.7         Existing Liens and Rights of Others
4.9         Existing Indebtedness and Contingent Obligations
6.4         Investments
6.8         Application of Section 6.8

                           THIRD AMENDED AND RESTATED
                                 LOAN AGREEMENT

                         Dated as of November 21, 1994


                 This Third Amended and Restated Loan Agreement ("Agreement") is entered into by and among Kaufman and Broad Home Corporation, a Delaware corporation ("Borrower"), each bank set forth on the signature pages of this Agreement or which from time to time becomes party hereto (collectively, the "Banks" and individually, a "Bank"), Bank of America National Trust and Savings Association and The First National Bank of Chicago, as Managing Agents, Bank of America National Trust and Savings Association, as Administrative Agent, The First National Bank of Chicago, as Documentation Agent, and each of Credit Lyonnais Los Angeles Branch, NationsBank of Texas, N.A., and NBD Bank, N.A. as Co-Agents.

                                    RECITALS

                 This Agreement is an amendment and restatement in full of that certain Second Amended and Restated Loan Agreement, dated as of December 24, 1992, by and among Borrower, the Banks named therein and Bank of America National Trust and Savings Association, as Agent (as heretofore amended, the "Prior Loan Agreement"). Concurrently herewith, the parties hereto, and Kaufman and Broad Mortgage Company, are entering that certain Override Agreement of even date herewith (the "Override Agreement") respecting allocations of credit availability between this Agreement and the Mortgage Warehousing Agreement hereinafter described, and certain related matters. Pursuant to the Override Agreement, the Banks party to the Prior Loan Agreement have assigned their interests thereunder to the Banks party to this Agreement. The Prior Loan Agreement, as amended and restated by this Agreement including all loans made thereunder, continues in full force and effect from the date thereof to the Closing Date and, at all times on and after the Closing Date.

                 WHEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:


                                   ARTICLE 1
                        DEFINITIONS AND ACCOUNTING TERMS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

                 "Acquisition" means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires control of securities of a corporation representing 50% or more of the ordinary voting power for the election of directors or (c) acquires control of a 50% or more ownership interest in any partnership, joint venture or other business entity.

                 "Administrative Agent" means Bank of America or any successor administrative agent.

                 "Administrative Agent's Office" means Bank of America National Trust and Savings Association, Agency Management Services, 1455 Market Street, San Francisco, California 94103, or such other office as the Administrative Agent may designate in writing to Borrower and the Banks.

                 "Advance" means an advance made or to be made to Borrower by a Bank pursuant to Article 2.

                 "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests will be deemed to control such corporation or other Person.

                 "Agent" means any of the Administrative Agent, the Managing Agents, the Co-Agents, the Documentation Agent, or any successor agent.

                 "Agreement" means this Third Amended and Restated Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

                 "Alternate Base Rate" means, as of any date of determination, the rate per annum which is the greater of (a) the Reference Rate and
         (b) the Federal Funds Rate plus one half percent (1/2%).

                 "Alternate Base Rate Advance" means an Advance made by a Bank to fund its Pro Rata Share of an Alternate Base Rate Loan.

                 "Alternate Base Rate Loan" means a Loan made hereunder and designated or redesignated as an Alternate Base Rate Loan in accordance with Article 2, or converted to an Alternate Base Rate Loan in accordance with Section 3.6.

                 "Applicable Commitment Fee Rate" means, as of any date of determination, the commitment fee rate set forth below opposite the Credit Rating Level as of such date:

         Credit Rating                     Applicable Commitment
         -------------                     ---------------------
            Level                                 Fee Rate
            -----                                --------
             I                             .25% (25 basis points)
             II                            .30% (30 basis points)
             III                           .35% (35 basis points)

                 "Applicable LIBOR Spread" means, as of any date of determination, the interest rate spread set forth below opposite the Credit Rating Level as of such date:

         Credit Rating                     Applicable LIBOR
         -------------                     ----------------
            Level                               Spread
            -----                               ------
             I                                   1.05%
             II                                  1.20%
             III                                 1.35%

                 "Applicable Letter of Credit Fee" means, as of any date of determination, the letter of credit fee set forth below under the caption "Financial L/C's" (in the case of Financial Letters of Credit) and under the caption "Performance L/C's" (in the case of Performance Letters of Credit), in each case opposite the Credit Rating Level as of such date:

         Credit Rating            Financial                 Performance
         -------------            ---------                 -----------
            Level                   L/C's                      L/C's
            -----                   -----                      -----
             I                     0.9875%                    0.8625%

             II                    1.1375%                    1.0125%

             III                   1.2875%                    1.1625%

                 "Authorizations" has the meaning set forth for that term in
         Section 4.1.

                 "Bank" means any of the banks signatory to this Agreement, their successors and permitted assigns.

                 "Bank of America" means Bank of America National Trust and Savings Association, a national banking association.

                 "Banking Day" means any Monday, Tuesday, Wednesday, Thursday, or Friday other than a day on which banks are authorized or required to be closed in California or New York.

                 "Bond Facility" means any bond facility pursuant to which a municipality, or a community facilities district formed by a municipality, at the request of Borrower or one of its Subsidiaries, will issue bonds to finance a portion of the costs of acquisition of and improvements to real property located in such municipality (or district) by Borrower or one of its Subsidiaries (or to pay development or "impact" fees in lieu thereof), and with respect to which Borrower or one of its Subsidiaries will provide a letter of credit or other reimbursement support. The real property that is the subject of any such bond facility will be subject to a Lien for special taxes to repay the Indebtedness evidenced by such bonds.

                 "Borrower" means Kaufman and Broad Home Corporation, a Delaware corporation, and its successors and permitted assigns.

                 "Capital Lease" means, with respect to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with Financial Accounting Standards Board Statement No. 13, recorded as a "capital lease" on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles.

                 "Cash" means all monetary items (including currency, coin and bank demand deposits) that are treated as cash under Generally Accepted Accounting Principles.

                 "Cash Equivalents" means, with respect to any Person, that Person's Investments in:

                          (a) Government Securities due within one year of the making of the Investment;

                          (b) certificates of deposit issued by, deposits in, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, (i) any Bank or (ii) any bank and/or savings and loan association doing business in and incorporated under the Laws of the United States of America or any state thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000 and which carries on the date of such Investment a credit rating of P-1 or higher by Moody's Investors Service, Inc. or A-1 or higher by Standard & Poor's Corporation, in each case due within one year after the date of the making of the Investment; and

                          (c) readily marketable commercial paper of (i) any Bank that is a Bank as of the Closing Date or (ii) corporations doing business in and incorporated under the Laws of the United States of America or any state thereof given on the date of such Investment a credit rating of P-1 or higher by Moody's Investors Service, Inc., of A-1 or higher by Standard & Poor's Corporation, or F-1 or higher by Fitch Investor Services, Inc., in each case due within one year of the making of the Investment.

                 "Change in Control" has the meaning set forth for such term in
         Section 3.1(f).

                 "Closing Date" means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied or waived pursuant to Section 11.2.

                 "Co-Agent" means any of Credit Lyonnais Los Angeles Branch, NationsBank of Texas, N.A. or NBD Bank, N.A. or any successor or additional co-agent. The Co-Agents, in their capacity as such, shall have no duties under the Loan Documents beyond those of a Bank.

                 "Code" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

                 "Commission" means the Securities and Exchange Commission and any successor commission.

                 "Commitment" means, as of any date of determination, the amount of the "KBHC Commitment" then in effect pursuant to the Override Agreement.

                 "Commitment Assignment and Acceptance" means a commitment assignment and acceptance prescribed by the Override Agreement.

                 "Common Stock" means the $1.00 par value common stock and special common stock of Borrower.

                 "Compliance Certificate" means a compliance certificate in the form of Exhibit A signed, on behalf of Borrower, by a Senior Officer of Borrower.

                 "Consolidated Subsidiary" means, with respect to any Person and as of any date of determination, a Subsidiary of that Person whose financial statements should be consolidated with the financial statements of the Person in accordance with Generally Accepted Accounting Principles.

                 "Consolidated Tangible Net Worth" means, as of any date of determination, the Tangible Net Worth of Borrower and its Consolidated Subsidiaries on a consolidated basis; provided that any positive or negative adjustment to such Tangible Net Worth attributable to foreign currency translations shall be ignored.

                 "Contingent Guaranty Obligation" means, as to any Person, any
         (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person (other than a performance obligation undertaken in the ordinary and usual course of business), including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) assurance given to an obligee with respect to the performance of an obligation (other than a performance obligation undertaken in the ordinary and usual course of business) by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person, or any "keep-well", "take-or- pay", "through put" or other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person. The amount of any Contingent Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

                 "Contractual Obligation" means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound, other than, in the case of Borrower and its Subsidiaries, any of the Loan Documents.

                 "Credit Rating Level" means, as of any date of determination, the credit rating level set forth below opposite the specified credit ratings of Borrower's senior unsecured debt then in effect:

         Credit Rating                             Credit Ratings
         -------------                             --------------
            Level
            -----
             I                                     Any two of the following credit
                                                   ratings:

                                                     S&P:     BBB- or better
                                                     Moody's: Baa3 or better
                                                     Duff:    BBB- or better

             II                                    Level I does not apply and any
                                                   two of the following credit
                                                   ratings:

                                                     S&P:     BB+ or better
                                                     Moody's: Ba2 or better
                                                     Duff:    BBB- or better

             III                                   Neither Level I nor Level II
                                                   applies.

         For purposes of the foregoing, "S&P" means Standard & Poor's Rating Group, a division of McGraw Hill, Inc., "Moody's" means Moody's Investors Service, Inc. and "Duff" means Duff & Phelps Credit Rating Co. The Credit Rating Levels in effect as of any date shall be as set forth in the then most recent Officer's Certificate delivered to the Administrative Agent, attaching such evidence of the Credit Ratings, as may be reasonably required by the Administrative Agent.

                 "Curable KBMC Default" means a Material KBMC Default or a Material KBMC Event of Default that can be cured by the payment of money, including those arising under the following Sections of the Mortgage Warehousing Agreement: 10.1, 10.2, 10.3, 10.4, 10.5, 10.21,
         11.1(a), 11.1(e), 11.1(g), 11.1(h), 11.1(m), 11.1(o) and 11.1(q).

                 "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

                 "Default" means any event that, with the giving of notice or passage of time or both, would be an Event of Default.

                 "Default Rate" means the interest rate described in Section
         3.7.

                 "Designated Deposit Account" means a demand deposit account to be maintained by Borrower with Bank of America, as from time to time designated by Borrower by written notification to the Administrative Agent.

                 "Disposition" means the sale, transfer or other disposition of any of the capital stock of any Significant Subsidiary or of all or substantially all of the assets of any Significant Subsidiary.

                 "Distribution" means, with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for value (other than for common stock of such Person) by such Person of any such security, (b) the declaration or payment by such Person of any dividend in Cash or in Property (other than in common stock of such Person) on or with respect to any such security, and (c) any Investment by such Person in any holder of 5% or more of the capital stock (or other equity securities) of such Person, if a purpose of such Investment is to avoid the characterization of the transaction between such Person and such holder as a Distribution under clause (a) or (b) above. In addition, to the extent any loan or advance by Borrower to one of its Subsidiaries is deemed to be an "Investment" for purposes of this Agreement, then any principal payment made by such Subsidiary in respect of such loan or advance shall be considered a Distribution for purposes of Section 6.19(a)(ii).

                 "Documentation Agent" means The First National Bank of Chicago. The Documentation Agent shall have no duties under the Loan Documents beyond those of a Bank.

                 "Dollars" means the national currency of the United States of America.

                 "Domestic Adjusted Interest Expense" means, with respect to any fiscal period of Borrower and its Consolidated Subsidiaries (other than any Financial Subsidiary or Foreign Subsidiary), the aggregate amount of interest, fees, charges and related expenses paid or payable to a lender in connection with borrowed money that is treated as interest (including without limitation accretion of original issue discount on long-term debt existing during such fiscal period) and the interest portion of any capitalized lease payment of Borrower and such Consolidated Subsidiaries.

                 "Domestic Adjusted Operating Income" means, with respect to any fiscal period of Borrower and its Consolidated Subsidiaries (other than any Financial Subsidiary), (a) the consolidated gross revenues of Borrower and its Consolidated Subsidiaries (other than any Financial Subsidiary) for that fiscal period, minus (b) construction and land costs for that fiscal period, minus (c) selling, general and administrative expenses for that fiscal period, minus (d) with respect to Foreign Subsidiaries, on a consolidated basis, consolidated gross revenues during that fiscal period, minus (i) construction and land costs for that fiscal period, minus (ii) selling, general and administrative expenses for that fiscal period, plus (e) interest income earned by Borrower and its Consolidated Subsidiaries (other than any Foreign Subsidiary) during that fiscal period, plus (f) dividend and royalty payments paid in Cash by a Foreign Subsidiary or a Financial Subsidiary to Borrower or any of its Guarantor Subsidiaries, plus (g) Domestic Adjusted Interest Expense which had previously been capitalized and has been amortized during that fiscal period to the aggregate cost of sales of Borrower and its Domestic Subsidiaries, plus (h) non-Cash losses and gains incurred or earned by Borrower and its Consolidated Subsidiaries (other than any Financial Subsidiary or any Foreign Subsidiary) in connection with the abandonment of options to purchase Property, plus (i) non-Cash Net Realizable Value Adjustments to Inventory located in the United States of America, plus (j) depreciation expense for that fiscal period, minus (k) Cash Investments made by Borrower during such fiscal period in Financial Subsidiaries and Foreign Subsidiaries, all as reported on the financial statements of Borrower and its Consolidated Subsidiaries delivered to the Banks pursuant to Section 7.1.

                 "Domestic Adjusted Tangible Net Worth" means, as of any date of determination, Consolidated Tangible Net Worth on that date minus
         (a) an amount equal to 100% of the aggregate Tangible Net Worth of Foreign Subsidiaries of Borrower and its Subsidiaries on that date, minus (b) the amount by which the aggregate Investments of Borrower on that date in Domestic Joint Ventures exceed 10% times the difference between Consolidated Tangible Net Worth and the aggregate Tangible Net Worth of Foreign Subsidiaries as of that date, and minus (c) the aggregate amount of intercompany receivables owed to Borrower and its Domestic Subsidiaries by any Foreign Subsidiary as of that date.

                 "Domestic Indebtedness" means, as of any date of determination, the total outstanding Indebtedness of Borrower and its Domestic Subsidiaries (other than Financial Subsidiaries) as of the last day of the most recently ended Fiscal Quarter.

                 "Domestic Interest Coverage Ratio" means, with respect to any Fiscal Quarter of Borrower and its Consolidated Subsidiaries (other than any Financial Subsidiary), the ratio of (a) Domestic Adjusted Operating Income for the twelve month period ending on the last day of such Fiscal Quarter to (b) Domestic Adjusted Interest Expense (without including accretion of original issue discount on long-term debt existing during such fiscal period) for the twelve month period ending on the last day of such Fiscal Quarter.

                 "Domestic Joint Venture" means a Joint Venture (a) that is organized under the laws of the United States of America or any state thereof and (b) the majority of the assets of which (as reflected on a balance sheet of such Joint Venture prepared in accordance with Generally Accepted Accounting Principles) is located in the United States of America.

                 "Domestic Lending Office" means, with respect to each Bank, its office, branch or affiliate identified on the signature pages hereof as its Domestic Lending Office or such other office, branch or affiliate as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

                 "Domestic Standing Inventory" means, as of any date of determination, all items of unsold housing inventory (other than Model Homes) of Borrower and its Domestic Subsidiaries, and with respect to which either (a) 90% of the direct construction costs has been incurred on such date or (b) at least ten months has elapsed from the date its construction was commenced through and including such date. Construction for purposes of this definition shall be deemed to have commenced upon the pouring of foundation concrete.

                 "Domestic Subsidiary" means, with respect to any Person and as of any date of determination, a Subsidiary of such Person (a) that is organized under the Laws of the United States of America or any state thereof and (b) the majority of the assets of which (as reflected on a balance sheet of such Subsidiary prepared in accordance with Generally Accepted Accounting Principles) is located in the United States of America; provided that in no event shall Kaufman and Broad International or KBMHG be considered a Domestic Subsidiary of Borrower.

                 "Domestic Unimproved Land" means, as of any date of determination, real Property located in the United States of America (including real Property owned by the Land Fund Joint Venture for at least four years) (a) owned by Borrower or any of its Subsidiaries if on that date there has been expended by Borrower and its Subsidiaries less than 50% of the physical construction costs reasonably estimated by Borrower (in accordance with its past practices as of the Closing
         Date) to bring such real Property to "finished lot" status and (b) owned by other Persons but which, if owned by Borrower or any of its Subsidiaries on that date, would have satisfied the requirement set forth in clause (a), if on that date Borrower or any of its Domestic Subsidiaries holds an option to purchase such real Property for which it has paid an amount equal to 20% or more of the purchase price provided for in such option to purchase. The "book value" with respect to Domestic Unimproved Land referred to in Section 6.17 shall be calculated as if the option to purchase had been exercised as of the date of determination, and otherwise in accordance with Generally Accepted Accounting Principles, consistently applied.

                 "Domestic Unimproved Unmapped Land" means, as of any date of determination, Domestic Unimproved Land that is not then covered by a "tentative" or "final" subdivision map in compliance with applicable Laws respecting subdivision maps or, in the opinion of the Administrative Agent, an equivalent entitlement that authorizes the development of real Property.

                 "ERISA" means, at any date, the Employee Retirement Income Security Act of 1974 and the regulations thereunder, all as the same shall be in effect at such date.

                 "ERISA Affiliate" means, with respect to any Person, any other Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.

                 "Event of Default" has the meaning set forth for that term in
         Section 9.1.

                 "Federal Funds Rate" means the rate per annum equal to the weighted average (rounded upwards, if necessary, to the nearest 1/100th of one percent) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average, the average (rounded upwards, if necessary, to the nearest 1/100th of one percent) of the quotations for such day on transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

                 "Financial Letter of Credit" means any standby letter of credit issued pursuant to this Agreement, other than a Performance Letter of Credit.

                 "Financial Subsidiary" means (a) the Mortgage Company, so long as it continues to engage in the mortgage banking business, and its Subsidiaries and (b) any other Subsidiary of Borrower that (i) is engaged primarily in the business of origination, marketing, and servicing of residential mortgage loans, the sale of servicing rights, or the financing of long term residential mortgage loans, (ii) holds not less than 95% of its total assets in the form of Cash, Cash Equivalents, notes and mortgages receivable, Cash held by a trustee for the benefit of such Subsidiary or other financial instruments and
         (iii) is the subject of an Officer's Certificate of Borrower delivered to the Administrative Agent stating that such Subsidiary is a Financial Subsidiary within the meaning hereof.

                 "Fiscal Quarter" means each of the fiscal quarters of Borrower ending on each February 28 (or 29, if a leap year), May 31, August 31 and November 30.

                 "Fiscal Year" means each of the fiscal years of Borrower ending on each November 30.

                 "Foreign Subsidiary" means, with respect to any Person, a Subsidiary of that Person which is not a Domestic Subsidiary and with respect to Borrower,includes Kaufman and Broad International, a California corporation, but excludes KBMHG.

                 "Generally Accepted Accounting Principles" means, as of any date of determination, accounting principles set forth as "generally accepted" in then currently effective Statements of the Auditing Standards Board of the American Institute of Certified Public Accountants, or, if such Statements are not then in effect, accounting principles that are then approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied to financial statements of a Person as of any date or for any period are consistent in all material respects (subject to Section 1.3) to those applied to financial statements of that Person as of prior dates and for prior periods.

                 "Governmental Agency" means (a) any federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, (c) any court or administrative tribunal, or (d) any arbitration tribunal or other non-governmental authority to whose jurisdiction a Person has consented, in each case whether of the United States of America or any other nation.

                 "Government Securities" means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

                 "Guarantor Subsidiary" means any Domestic Subsidiary which is a Significant Subsidiary, other than the Financial Subsidiaries.

                 "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases which should properly be recorded as a liability on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles,
         (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary industry terms), (e) any obligation of the types referred to in clauses (a) through (d) above that is secured by a Lien

         (other than a Permitted Encumbrance) on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any obligation of such Person under letters of credit issued for the account of such Person and that is not otherwise a Contingent Guaranty Obligation and (h) any obligation of such Person under a Swap Agreement.

                 "Intangible Assets" means assets that are considered intangible assets under Generally Accepted Accounting Principles, including (a) customer lists, goodwill, computer software, unamortized deferred charges, unamortized debt discount, capitalized research and development costs and other intangible assets and (b) any write-up in book value of any asset subsequent to its acquisition, but excluding any existing write-up in book value of any asset acquired by Borrower or any of its Subsidiaries prior to the Closing Date, as such write-up may decrease (but not increase) from time to time.

                 "Interest Period" means, as to each LIBOR Loan, a period of one, two, three or six months (and, to the extent funding is available therefor to the Administrative Agent, nine or twelve months), as designated by Borrower; provided that (a) the first day of each Interest Period must be a LIBOR Market Day, (b) any Interest Period that would otherwise end on a day that is not a LIBOR Market Day shall be extended to the next succeeding LIBOR Market Day, unless such LIBOR Market Day falls in the next calendar month, in which case the LIBOR Period shall end on the next preceding LIBOR Market Day, and (c) no Interest Period may extend beyond the Maturity Date.

                 "Investment" means, with respect to any Person, any investment by that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, guarantee, or other debt or equity participation or interest in any other Person, including any partnership or joint venture interest in any other Person; provided that an Investment of a Person shall not include any trade or account receivable arising in the ordinary course of the business of such Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the market value of such Investment.

                 "Issuing Bank" means Bank of America and, with the consent of the subject Bank and the approval of the Administrative Agent, any other Bank as may be designated by Borrower from time to time.

                 "Joint Venture" means any joint venture or limited partnership
         (i) in which Borrower or any Domestic Subsidiary of Borrower is, with respect to any joint venture, a partner or, with respect to any limited partnership, the general partner, and (ii) which has at least one partner that is not an Affiliate of Borrower or any Subsidiary of Borrower.

                 "Joint Venturers" means, collectively, Borrower and certain pension funds or a joint venture comprised of such pension funds which are parties to the Land Fund Joint Venture.

                 "KBMHG" means Kaufman and Broad Multi-Housing Group, Inc., a Subsidiary of Borrower.

                 "Land Fund Joint Venture" means that certain land fund created by the Joint Venturers on or about August 30, 1989 for the purpose of acquiring unimproved real Property and processing it into legally sub-divided lots.

                 "Laws" means, collectively, all foreign, federal, state and local statutes, treaties, codes, ordinances, rules, regulations and controlling precedents of any Governmental Agency.

                 "Letter of Credit" means a Financial Letter of Credit or a Performance Letter of Credit.

                 "Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of unreimbursed draws under Letters of Credit (that is, draws for which no Alternate Base Rate Loan was made pursuant to Section 2.5).

                 "LIBOR" means, for each LIBOR Loan, that rate per annum, determined solely by the Administrative Agent, pursuant to the following formula (with each component expressed as a decimal and rounded upward to the nearest 1/100 of 1%):

               London Interbank Offered Rate for that LIBOR Loan
                           1.00 - Reserve Percentage

                 "LIBOR Advance" means an Advance made by a Bank to fund its Pro Rata Share of a LIBOR Loan.

                 "LIBOR Lending Office" means, with respect to each Bank, its office, branch or affiliate identified on the signature page hereof as its LIBOR Lending Office or such other office, branch or affiliate as such Bank may hereafter designate as its LIBOR Lending Office by notice to Borrower and the Administrative Agent.

                 "LIBOR Loan" means a Loan made hereunder and designated or redesignated as a LIBOR Loan in accordance with Article 2.

                 "LIBOR Market" means the London, England market established by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

                 "LIBOR Market Day" means any Banking Day on which commercial banks are open for international business (including dealing in Dollar deposits) in London, England.

                 "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property,including any agreement to grant any of the foregoing other than an agreement which gives to a Person the right to become equally and ratably secured with any other Person other than the Administrative Agent and the Banks with respect to the Obligations) to whom a Lien is granted on any item of Property) any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

                 "Loan" means any of the groups of Advances made at any one time by the Banks.

                 "Loan Documents" means, collectively, this Agreement, the Notes, the Subsidiary Guaranty, the Override Agreement and any other agreement or instrument that may hereafter be executed and delivered by Borrower or a Subsidiary of Borrower in favor of the Banks relating to or in furtherance of this Agreement.

                 "London Interbank Offered Rate" means, for each LIBOR Loan, the per annum rate (rounded upward to the nearest 1/100 of 1%), determined solely by the Administrative Agent, at which Bank of America's branch in London,

         England would offer deposits of Dollars in the LIBOR Market at or about 11:00 a.m., London time, on the day two LIBOR Market Days preceding the first day of the applicable Interest Period for approximately the same time period as the applicable Interest Period and in an amount approximately equal to Bank of America's Pro Rata Share of that LIBOR Loan.

                 "Majority Banks" means, as of any date of determination, Banks holding in the aggregate at least 51% of the principal Indebtedness then evidenced by the Notes or, if there is then no such outstanding Indebtedness, Banks having in the aggregate at least a 51% Pro Rata Share of the Commitment.

                 "Managing Agent" means either of Bank of America National Trust and Savings Association or The First National Bank of Chicago. Except as set forth in the Override Agreement, the Managing Agents shall have no duties under the Loan Documents beyond those of a Bank.

                 "Material Adverse Effect" means any circumstance or event, or any set of circumstances or events which, individually or when aggregated with any other circumstances or events, (a) has or probably will have any material adverse effect upon the validity or enforceability of any Loan Document, (b) is or probably will be material and adverse to the condition (financial or otherwise) or operations of Borrower and its Subsidiaries, taken as a whole, (c) materially impairs or probably will materially impair the ability of Borrower and its Subsidiaries, taken as a whole, to perform the Obligations or (d) were initiated or approved by Borrower or any of its Subsidiaries and which materially impairs or probably will materially impair the ability of the Banks to enforce any material legal remedy pursuant to the Loan Documents.

                 "Material KBMC Default" means an event which, with the giving of notice or passage of time or both, would become a Material KBMC Event of Default.

                 "Material KBMC Event of Default" means any "Event of Default" described in Section 11.1(a), 11.1(b) (but only to the extent the same relates to failure to comply with a covenant contained in Sections 10.1 through 10.23, inclusive, of the Mortgage Warehousing Agreement and, in the case of Sections 10.16, 10.19, 10.20 and 10.22, only to the extent the failure to comply has a Material Adverse Effect), 11.1(d) (but only to the extent that the misrepresentation therein described has a Material Adverse

         Effect) and11.1(e) through 11.1(q), inclusive, of the Mortgage Warehousing Agreement.

                 "Maturity Date" means December 31, 1997.

                 "Model Homes" means housing units which have been completed, furnished and landscaped and are used in the marketing efforts with respect to a residential home project, provided that up to twenty percent (20%) of the total number of residential home projects may each have up to six units that may be considered Model Homes, and in all other residential home projects no more than four units shall be considered Model Homes.

                 "Mortgage Company" means Kaufman and Broad Mortgage Company, an Illinois corporation and a wholly owned Financial Subsidiary of Borrower.

                 "Mortgage Warehousing Agreement" means that certain Loan Agreement dated as of September 15, 1993 among Mortgage Company, the banks party thereto and Credit Lyonnais Los Angeles Branch, as agent for the banks, as heretofore amended and as further amended as of the Closing Date and as the same may from time to time be amended or modified.

                 "Mortgage Warehousing Guaranty" means Borrower's Guaranty dated September 15, 1993, as amended or modified from time to time, of up to $30,000,000 of the obligations of Mortgage Company under the Mortgage Warehousing Agreement in the event of a "Delivery Failure", as defined in such Guaranty.

                 "Multiemployer Plan" means any employee benefit plan of a type described in Section 4001(a)(3) of ERISA.

                 "Net Orders" means, as of any date of determination, the number of items of housing inventory that are in the process of being sold and with respect to which a purchase contract has been signed, as reported in Borrower's filings with the Securities Exchange Commission.

                 "Net Realizable Value Adjustment" means the reporting adjustment required pursuant to Generally Accepted Accounting Principles to reflect a decrease in the book value of inventory below its historical cost.

                 "Non-Recourse Indebtedness" means Indebtedness incurred in connection with the purchase or improvement of Property (a) that is secured solely by the Property purchased or improved, (b) with respect to which the holder of such Indebtedness has recourse only to such

         Property, and (c) that is otherwise non-recourse (whether by contract or under applicable Law) to any Person.

                 "Note" means any of the promissory notes issued by Borrower to each Bank evidencing Advances by that Bank of its Pro Rata Share under the Commitment substantially in the form of Exhibit B, either as originally executed or the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

                 "Obligations" means all present and future obligations of every kind or nature of Borrower or any Party at any time and from time to time owed to the Administrative Agent or the Banks or any one or more of them under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent,including obligations of performance as well as obligations of payment, andincluding interest that accrues to the extent permitted by applicable Law after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.

                 "Officer's Certificate" means, when used with reference to any Person, a certificate signed by a Senior Officer of such Person.

                 "Opinions of Counsel" means the favorable written legal opinions of Sidley & Austin, special counsel to Borrower, and Barton
         P. Pachino, General Counsel of Borrower to be delivered pursuant to the Override Agreement.

                 "Override Agreement" means that certain Override Agreement of even date herewith among Borrower, Mortgage Company, the Agents and the Banks, as the same may from time to time be amended or modified.

                 "Party" means any Person other than the Banks or the Agents which now or hereafter is a party to any of the Loan Documents.

                 "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

                 "Pension Plan" means any "employee pension benefit plan" (as such term is defined in ERISA) which is subject to Title IV of ERISA and which is maintained for employees of Borrower or any of its ERISA Affiliates.

                 "Performance Letter of Credit" means any standby letter of credit issued pursuant to this Agreement to assure completion of performance of a nonfinancial or commercial obligation of Borrower or any of its Subsidiaries.

                 "Permitted Encumbrances" means:

                          (a) inchoate Liens incident to construction or maintenance of real property; or Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;

                          (b) Liens for taxes and assessments on real property which are not yet past due; or Liens for taxes and assessments on real property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;

                          (c) minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

                          (d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, utilities, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property, facilities, or equipment which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;

                          (e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of property in a shopping center or similar real property project affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;

                          (f)     rights reserved to or vested in any
                 Governmental Agency to control or regulate the use of any real property;

                          (g) any obligations or duties affecting any real property to any Governmental Agency with respect to any right, power, franchise, grant, license, or permit;

                          (h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

                          (i) statutory Liens, including warehouseman's liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no material property is subject to a material risk of loss or forfeiture;

                          (j) covenants, conditions, and restrictions affecting the use of real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

                          (k) rights of tenants under leases and rental agreements covering real property entered into in the ordinary course of business of the Person owning such real property;

                          (l) Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

                          (m) Liens consisting of pledges or deposits of property to secure performance in connection with operating leases made in the ordinary course of business to which the Borrower or a Subsidiary is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 25% of the annual fixed rentals payable under such lease;

                          (n) Liens consisting of deposits of property to secure statutory obligations of the Borrower or a Subsidiary of Borrower in the ordinary course of its business; and

                          (o) Liens consisting of deposits of property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower or a Subsidiary of Borrower is a party in the ordinary course of its business.

                 "Permitted Right of Others" means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance or (c) the reversionary interest of a landlord under a lease of Property.

                 "Person" means an individual, trustee, corporation, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, union, tribe, business association or firm, joint venture, Governmental Agency, or other entity.

                 "Prior Loan Agreement" has the meaning set forth for that term in the Recitals hereto.

                 "Projections" means the financial projections of Borrower dated October 5, 1994.

                 "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                 "Pro-Rata Share" means, with respect to each Bank, the percentage set forth opposite the name of that Bank on Schedule 1.1 to the Override Agreement.

                 "Quarterly Payment Date" means December 31, 1994 and each March 31, June 30, September 30 and December 31 thereafter through and including the Maturity Date.

                 "Reference Rate" means the per annum rate of interest publicly announced from time to time by Bank of America at San Francisco, California, as its Reference Rate. The Reference Rate is set by Bank of America based on various factors, including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing loans. Bank of America may price loans at, above or below the Reference Rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change.

                 "Regulation D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System or any other regulation in substance substituted therefor.

                 "Regulatory Development" means (a) any change in the Laws, (b) change in the application of any existing Laws or the interpretation thereof by any Governmental Agency or central bank or comparable authority (whether or not having the force of Law), or (c) compliance by any Bank with any request or directive (whether or not having the force of Law) of any Governmental Agency or central bank or comparable authority.

                 "Request for Letter of Credit" means a written request for the issuance of a Letter of Credit signed by a Responsible Official of Borrower, substantially in the form of Exhibit C.

                 "Request for Loan" means a request for a Loan signed by a Responsible Official of Borrower, substantially in the form of Exhibit D.

                 "Request for Redesignation of Loans" means a written request for redesignation of Loans signed by a Responsible Official of Borrower, substantially in the form of Exhibit E.

                 "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, any Law or any judgment, award, decree, writ or determination of, or any consent or similar agreement with, a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

                 "Reserve Percentage" means, for each LIBOR Loan, the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Regulation D. The Reserve Percentage shall be expressed in decimal form and rounded upward, if necessary, to the nearest 1/100th of one percent, and shall include marginal, emergency, supplemental, special and other reserve percentages. The Reserve Percentage shall be determined solely by the Administrative Agent, which determination shall be conclusive absent manifest error.

                 "Responsible Official" means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of that Person.

                 "Right of Others" means, with respect to any Property in which a Person has an interest, (a) any legal or equitable claim or other interest other than a Lien) in or with respect to that Property held by any other Person, and (b) any option or right held by any other Person to acquire any such claim or other interest including a Lien).

                 "Securities" means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.

                 "Senior Officer" means the (a) chief executive officer, (b) chief operating officer, (c) chief financial officer, or (d) treasurer, in each case whatever the title nomenclature may be, of the Person designated.

                 "Shareholders' Equity" means, as of any date of determination, shareholders' equity as of that date determined in accordance with Generally Accepted Accounting Principles; provided that there shall be excluded from Shareholders' Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof prior to the date which is one year after the Maturity Date or upon the occurrence of specified events or at the election of the holder thereof.

                 "Significant Subsidiary" means, as of any date of determination, any Subsidiary of Borrower (other than a

         Joint Venture) with respect to which any of the following conditions is met:

                          (a) the aggregate book value of all Investments of Borrower and its Subsidiaries in such Subsidiary exceeds five percent of the consolidated total assets (other than assets of Financial Subsidiaries) of Borrower and its Subsidiaries as of such date; or

                          (b) the proportionate share of Borrower and its Subsidiaries in the total assets of such Subsidiary (after intercompany eliminations) exceeds five percent of the consolidated total assets (other than assets of Financial Subsidiaries) of Borrower and its Subsidiaries as of such date; or

                          (c) the equity of Borrower and its Subsidiaries in the net income of such Subsidiary (before income taxes, extraordinary items and cumulative effect of a change in accounting principles) as of the end of the most recently ended fiscal year or years of such Subsidiary exceeds the greater of (i) an amount equal to five percent of the consolidated net income of Borrower and its Subsidiaries (computed as aforesaid) as of the end of the most recent Fiscal Year ended prior to such date or (ii) $3,000,000.

                 "Subordinated Obligations" means, collectively, all obligations of Borrower or any of its Subsidiaries that (a) do not provide for any payment of principal, any sinking fund payment or any mandatory redemption prior to the Maturity Date, (b) are expressly subordinated to the Obligations by a written instrument containing subordination and related provisions (including interest payment blockage, standstill and related provisions) not less favorable to the Banks in any respect whatsoever from those applicable to Borrower's 9-3/8% Senior Subordinated Notes due 2003 (the "Subordinated Notes") (or such other subordination and related provisions as may be approved in writing by the Majority Banks), (c) are subject to financial covenants not more burdensome to Borrower in any respect than those applicable to the Subordinated Notes, except such covenants as may be approved in writing by the Majority Banks and (d) are subject to other covenants (other than the covenant to pay interest) and events of default which in the aggregate are not more burdensome to Borrower than those applicable to the Subordinated Notes,except such covenants or events of default as may be approved in writing by the Majority Banks.

                 "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership or joint venture whether now existing or hereafter organized or acquired:
         (a) in the case of a corporation or limited liability company, of which securities having a majority of the ordinary voting power for the election of the board of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person or (b) in the case of a partnership, joint venture or other business entity, in which such Person or a Subsidiary of such Person is a general partner, or (c) in the case of a partnership, joint venture or other business entity which would qualify as a Foreign Subsidiary, in which such Person or a Subsidiary of such Person owns an equity interest of more than 50%, provided thatthe Land Fund Joint Venture shall not be a Subsidiary so long as each of the following conditions remains satisfied: (1) all real Property purchased by the Land Fund Joint Venture shall be located within the state of California, (2) the aggregate amount of Borrower's Investment in the Land Fund Joint Venture shall not exceed the lesser of $15,000,000 or 10% of the total capitalization of the Land Fund Joint Venture, (3) the Land Fund Joint Venture shall not create, incur, assume or suffer to exist any Indebtedness other than Non-Recourse Indebtedness, (4) the aggregate outstanding principal amount of Non-Recourse Indebtedness of the Land Fund Joint Venture (other than to Joint Venturers as defined below) shall not exceed an amount equal to 50% of its total capitalization, and (5) Borrower shall not be liable in any capacity for any amount in excess of its Investment in the Land Fund Joint Venture.

                 "Subsidiary Guaranty" means the guaranty of the Obligations executed by each Guarantor Subsidiary of Borrower substantially in the form ofExhibit F, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

                 "Swap Agreement" means one or more written agreements between Borrower and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate protection with respect to any Indebtedness.

                 "Tangible Net Worth" means, with respect to any Person and as of any date of determination, the Shareholders' Equity of that Person on that dateminus all Intangible Assets of that Person on that date.

                 "Termination Event" means (a) a "reportable event" as defined in Section 4043 of ERISA (other than a "reportable event" that is not subject to the provision for 30 day notice to the PBGC), (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan during any plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination thereof pursuant to Section 4041 of ERISA,other than pursuant to Section 4041(b) of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC or (e) any other event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the apportionment of a trustee to administer, any Pension Plan.

                 "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that such representation, warranty or statement is a representation, warranty or statement that (a) the Person making it has no actual knowledge of the inaccuracy of the matters therein stated and (b) assuming the exercise by the Person making it of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person would have done under similar circumstances), the Person making it would have no actual knowledge of the inaccuracy of the matters therein stated. Where the Person making the representation, warranty or statement is not a natural Person, the aforesaid actual or constructive knowledge shall be that of any Senior Officer of that Person.

                 "Underwriting Bank" means any of Bank of America, Credit Lyonnais Los Angeles Branch, The First National Bank of Chicago, NBD Bank, N.A. and NationsBank of Texas, N.A.

         1.2 Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

         1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles, consistently applied, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the financial covenants contained in Sections 6.4, 6.7, 6.8, 6.9, 6.10, 6.11, 6.13, 6.17, 6.18 and 6.19 would then be calculated in a different manner or with different components or would render the same not meaningful criteria for evaluating Borrower's financial condition,
(a) Borrower and the Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) Borrower shall be deemed to be in compliance with the financial covenants contained in such Sections during the 90 day period following such change in Generally Accepted Accounting Principles if and to the extent that Borrower would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change.

         1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

         1.5 Miscellaneous Terms. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

         1.6 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified, or amended, are incorporated herein by reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

         1.7 References to "Borrower and its Subsidiaries". Any reference herein to "Borrower and its Subsidiaries" or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.


                                   ARTICLE 2
                                     LOANS

         2.1  Loans-General.

                 (a) Subject to the terms and conditions set forth in this Agreement (including Section 8.2) and the Override Agreement, at any time and from time to time from the Closing Date through the Banking Day immediately preceding the Maturity Date, each Bank shall, pro rata according to that Bank's Pro Rata Share of the Commitment then in effect, make Advances to Borrower under the Commitment in such amounts as Borrower may request;provided that, after giving effect to such Advance, the aggregate outstanding principal of the Loans evidenced by that Bank's Noteplus that Bank's Pro Rata Share of the Letter of Credit Usage shall not exceed that Bank's Pro Rata Share of the Commitment.
         Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under this Section 2.1 without premium or penalty.

                 (b) Subject to the next sentence and to Section 2.5(d), each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, and (iv) in the case of an LIBOR Loan, Interest Period for such Loan. Unless the Administrative Agent, in its sole and absolute discretion, has notified Borrower to the contrary, each Loan shall be requested by telephone (promptly confirmed in writing) or telecopier by a Responsible Official of Borrower, and Borrower shall confirm such request by promptly mailing a Request for Loan conforming to the preceding sentence to the Administrative Agent.

                 (c) Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Bank by telephone, telecopier or telex of the date and type of the Loan, the applicable Interest Period in the case of an LIBOR Loan, and that Bank's Pro Rata Share of the Loan. Not later than 11:00 a.m., San Francisco time, on the date specified for any Loan, each Bank shall make its Pro-Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent's Office. Upon fulfillment of the applicable conditions set forth inArticle 8, all Advances shall be credited in immediately available funds to the Designated Deposit Account.

                 (d) The principal amount of each Loan shall be an integral multiple of $1,000,000 and shall be in an amount not less than (i) $1,000,000 if such Loan is an Alternate Base Rate Loan, and
         (ii) $10,000,000 if such Loan is a LIBOR Loan.

                 (e) A Request for Loan shall be irrevocable upon the Administrative Agent's first notification thereof. The obligation of each Bank to make any Advance is several, and not joint or joint and several, and is not conditioned upon the performance by any other Bank of its obligation to make Advances. The failure by any Bank to perform its obligation to make any Advance will not increase the obligation of any other Bank to make Advances.

                 (f) Borrower may redesignate an Alternate Base Rate Loan as a LIBOR Loan, or a LIBOR Loan as an Alternate Base Rate Loan or a LIBOR Loan with a new Interest Period, by delivering a Request for Redesignation to the Administrative Agent, within the time periods and pursuant to the conditions set forth in Section2.1(b), 2.2 or 2.3, as applicable, and elsewhere in this Agreement (including Section 8.3). If no Request for Redesignation (or telephonic or other request referred to in the second sentence of Section 2.1(b), if applicable) has been made prior to the last day of the Interest Period for an outstanding LIBOR Loan within the requisite notice periods set forth in Section2.3 in connection with a Loan which, if made, would not increase the outstanding principal indebtedness evidenced by the Notes, then Borrower shall be deemed to have requested an Alternate Base Rate Loan in an amount equal to the amount necessary to cause the outstanding principal Indebtedness evidenced by the Notes to remain the same and, subject to Section 8.3, the Banks shall make the Advances necessary to make such Loan notwithstanding Sections 2.1(b) and 2.2.

         2.2 Alternate Base Rate Loans. Each request by Borrower for an Alternate Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of
Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m., San Francisco time, on the Banking Day on which the requested Alternate Base Rate Loan is to be made. The Administrative Agent shall notify each Bank of a request for an Alternate Base Rate Loan as soon as practicable after receipt of the same. All Loans shall constitute Alternate Base Rate Loans unless properly designated as LIBOR Loans pursuant to Section 2.3.

         2.3  LIBOR Loans.

                 (a) Each request by Borrower for a LIBOR Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m., San Francisco time, at least three (3) LIBOR Market Days before the first day of the applicable Interest Period. The Administrative Agent shall notify each Bank of a request for a LIBOR Loan as soon as practicable after receipt of the same.

                 (b) At or about 10:00 a.m., San Francisco time, two (2) LIBOR Market Days before the first day of the applicable Interest Period, the Administrative Agent shall determine the applicable LIBOR (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Banks by telephone, telecopier or telex.

                 (c) No more than six (6) LIBOR Loans may be outstanding at any particular time.

                 (d) Unless the Majority Banks otherwise consent, no LIBOR Loan may be requested during the continuance of an Event of Default.

         2.4 Notes. The Advances made by each Bank under the Commitment shall be evidenced by that Bank's Note.

         2.5  Letters of Credit.

                          (a) Subject to the terms and conditions of this Agreement (including Section 8.4) and the Override Agreement, Borrower may request from time to time during the period from the Closing Date through the day prior to the Maturity Date that an Issuing Bank issue Letters of Credit for the account of Borrower, and each Issuing Bank agrees to issue for the account of Borrower one or more Letters of Credit, provided that (i) Borrower shall not request that an Issuing Bank issue any Letter of Credit if, after giving effect to such issuance, the aggregate outstanding principal of the Loans evidenced by the Notesplus the Letter of Credit Usage exceeds the Commitment,
         (ii) Borrower shall not request that an Issuing Bank issue any Letter of Credit if Borrower would not be in compliance with Section6.8,
         (iii) in no event shall an Issuing Bank issue any Letter of Credit having an expiration date after the Maturity Date, (iv) the Borrower shall not request any Financial Letter of Credit or Performance Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage with respect to Financial Letters of Credit and Performance Letters of Credit would exceed $50,000,000 or any limit established by Law after the Closing Date on that Issuing Bank's ability to issue the requested Letter of Credit at any time, and (v) prior to the issuance of any Letter of Credit the Issuing Bank shall request confirmation by telephone from the Administrative Agent that such Letter of Credit may be issued. Notwithstanding the foregoing, the Issuing Bank shall not be obligated to issue a Letter of Credit if, on or prior to the Banking Day immediately preceding the issuance thereof any Bank has notified the Issuing Bank in writing that the conditions set forth in

         Section 8.4 have not been satisfied with respect to the issuance of such Letter of Credit.

                 (b) Whenever Borrower requests that an Issuing Bank issue a Letter of Credit it shall deliver to such Issuing Bank (with a copy to the Administrative Agent) (i) an executed application for such Letter of Credit in the form customarily required by the Issuing Bank and a Request for Letter of Credit by 10:00 a.m., San Francisco time, at least three (3) Banking Days prior to the proposed date of issuance,provided that the Issuing Bank shall use its best efforts to issue the proposed Letter of Credit within two Banking Days after receipt of such request, and (ii) the form of the Letter of Credit requested, together with such other information or materials as the Issuing Bank may reasonably request with respect to such Letter of Credit. The Administrative Agent shall promptly thereafter notify each of the Banks of the contents of such Request for Letter of Credit and proposed form of Letter of Credit. Prior to the issuance of any Letter of Credit, the Issuing Bank shall confirm by telephone with the Administrative Agent that, giving effect to the issuance of such Letter of Credit, the limitations set forth in Section2.5(a) have been satisfied.

                 (c) Each Issuing Bank shall notify the Administrative Agent and Borrower of each issuance or amendment of any Letter of Credit issued by it on the Banking Day upon which such issuance or amendment occurs. Such notice shall indicate whether such Letter of Credit is, in the reasonable determination of the Issuing Bank (which determination shall be conclusive absent manifest error), a Financial Letter of Credit or a Performance Letter of Credit. Upon the issuance of a Letter of Credit, each Bank other than the respective Issuing Bank and any Bank that has notified the Issuing Bank pursuant to the last sentence of Section2.5(a) with respect to such Letter of Credit) shall be deemed to have purchased a pro rata participation from the Issuing Bank in an amount equal to that Bank's Pro Rata Share, of the face amount of such Letter of Credit. Without limiting the scope and nature of each such Bank's participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed for any payment required to be made by the Issuing Bank under any Letter of Credit by the Banks through the making of an Alternative Base Rate Loan in accordance with Section 2.5(d) or by the Borrower in accordance with Section 2.5(e), each such Bank shall, according to its Pro Rata Share, immediately reimburse the Issuing Bank upon demand for the amount of such payment. If any Bank fails to reimburse the Issuing Bank in the manner required by this Section on the same day upon which the related payment has been made by the Issuing Bank, that Bank shall also pay interest to the Issuing Bank on the amount of such reimbursement obligations at the Federal Funds Rate for the first two days after payment has been made by the Issuing Bank and at a rate equal to the sum of the Federal Funds Rate plus 2% from and after the third day after the date such payment was made (which interest shall not be for the account of or otherwise reimbursable by Borrower). The obligation of each such Bank to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by (i) the occurrence of an Event of Default or a Default, (ii) any set-off, counterclaim, defense or other right that such Bank or Borrower may have against the Issuing Bank, Borrower or any other Person, (iii) any adverse change in the condition (financial or otherwise) of Borrower or (iv) any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Bank under any Letter of Credit together with interest as hereinafter provided.

                 (d) The Issuing Bank shall provide notice to Borrower and the Administrative Agent of the amount of each demand for a draw under any Letter of Credit and, where practicable, such notice may be provided on the Banking Day immediately preceding the Banking Day of an expected payment. If all of the limitations and requirements set forth in this Agreement with respect to the making of an Alternate Base Rate Loan except the requirement that a Request for Loan be made as and when specified herein) have been satisfied then the Banks shall be obligated to make an Alternate Base Rate Loan to Borrower (without notice to or the consent of the Borrower) in an aggregate amount equal to the amount paid by the Issuing Bank on the related Letter of Credit. The Administrative Agent shall thereupon promptly provide notice of such payment under the Letter of Credit to the Banks, and within one Banking Day after such notice from the Administrative Agent, each Bank shall make its Pro Rata Share of the Alternate Base Rate Loan made by the Issuing Bank (plus interest at the Federal Funds Rate for the first two days after the date payment has been made by the Issuing Bank and at a rate equal to thesum of the Federal Funds Rate plus 2% from and after the third day after the date such payment has been made by he Issuing Bank, which interest shall not be for the account of or otherwise reimbursable by Borrower) available to the Administrative Agent for the account of the Issuing Bank in immediately available funds, and such funds shall collectively constitute the aforementioned Alternate Base Rate Loan, the proceeds of which shall be paid to the

         Issuing Bank to reimburse it for the payment made by it under the Letter of Credit.

                          (e) In the event that not all of the limitations and requirements set forth in this Agreement with respect to the making of an Alternative Base Rate Loan other than the requirement that a Request for Loan be made as and when specified herein) have been satisfied, then Borrower agrees to pay to the Issuing Bank an amount equal to the amount of the applicable demand for a draw under a Letter of Credit (i) on the same Banking Day any payment is made, if the Issuing Bank notifies Borrower of such payment prior to 12:00 p.m., San Francisco time, on the Banking Day immediately preceding the Banking Day upon which such payment is to be made or (ii) on the Banking Day immediately following the Banking Day of the payment, if later notice is given. The principal amount of any such payment made by Borrower to the Issuing Bank shall be used to reimburse the Issuing Bank for the payment made by it under the Letter of Credit. In the event that Borrower does not make such payment when due, Borrower shall also pay interest to the Administrative Agent for the account of the Banks on such amount from the date of any payment to, but not including, the date of payment by Borrower at the rate provided for in
         Section 3.7; provided that not less than one day's interest shall be due. Each Bank that has reimbursed the Issuing Bank pursuant to this
         Section 2.5(e) in accordance with its Pro Rata Share of any payment made by the Issuing Bank under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Bank against Borrower under this Section 2.5(e).

                 (f) Borrower agrees to pay to the Administrative Agent (which shall promptly pay the same to the Banks or the respective Issuing Bank, as the case may be), (i) for the account of the Banks other than a Bank that has notified the Issuing Bank pursuant to the last sentence of Section2.5(a) with respect to such Letter of Credit) with respect to each Letter of Credit (whether a Financial Letter of Credit or a Performance Letter of Credit), a per annum letter of credit fee in an amount equal to the Applicable Letter of Credit Feetimes the face amount of such Letter of Credit (including increases in the undrawn face amount thereof) for the term of such

         Letter of Credit, and (ii) for the account of the applicable Issuing Bank with respect to each Letter of Credit (whether a Financial Letter of Credit or a Performance Letter of Credit), an issuance fee in an amount equal to the greater of $500 or one eighth percent (1/8%) per annum times the face amount of such Letter of Credit (including increases in the undrawn face amount thereof) for the term of such Letter of Credit, together with such Issuing Bank's standard charges and out-of-pocket costs in connection with such issuance. The letter of credit fees for each Letter of Credit are payable in advance for each six month period (or portion thereof) during the term of the applicable Letter of Credit, on the issuance date and on each six month anniversary thereof during the term the applicable Letter of Credit is outstanding. In the event a Letter of Credit is cancelled or terminated prior to its original expiration date, the fee provided for in clause (i) above shall be refundable by the Banks on a pro rata basis over the period such Letter of Credit will no longer be outstanding, and one-half of the issuance fee referred to in clause
         (ii) shall be refundable by the Issuing Bank over the period such Letter of Credit will no longer be outstanding (and the balance will be non-refundable).

                 (g) The obligation of Borrower to reimburse each Issuing Bank for drawings or payments made under each Letter of Credit shall be unconditional and irrevocable. Without limiting the foregoing, such obligation of Borrower shall not be affected by any of the following circumstances:

                          (A) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any letter of credit application or other agreement or instrument relating thereto;

                          (B) compliance by the Issuing Bank with any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement or any letter of credit application or other agreement or instrument relating thereto previously approved by Borrower pursuant to Section2.5(b);

                          (C) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against any Bank, any beneficiary of the Letter of Credit (or any Persons for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any letter of credit application or other agreement or instrument relating thereto, or any unrelated transactions;

                          (D) any demand, statement, or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such docu-ment appeared to comply with the terms of the Letter of Credit;

                          (E) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

                          (F) any failure or delay in notice of shipments or arrival of any property;

                          (G) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Bank, or any delay or interruption in any such message;

                          (H)     any error, neglect or default of any
         correspondent of any Bank in connection with a Letter of Credit;

                          (I) any consequence arising from acts of God, war, insurrection, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Banks;

                          (J) the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Bank in connection with a Letter of Credit so long as the Issuing Bank in good faith determines that the draft or document appears to comply with the terms of the Letter of Credit; and

                          (K) where the Issuing Bank has acted in good faith and without gross negligence and observed general banking usage, any other circumstance whatsoever. IN DETERMINING WHETHER TO PAY UNDER ANY LETTER OF CREDIT, THE ISSUING BANK SHALL BE RESPONSIBLE ONLY TO DETERMINE THAT THE DOCUMENTS AND CERTIFICATES REQUIRED TO BE DELIVERED UNDER THAT LETTER OF CREDIT HAVE BEEN DELIVERED AND THAT THEY COMPLY ON THEIR FACE WITH THE REQUIREMENTS OF THAT LETTER OF CREDIT AND THE ISSUING BANK SHALL OBTAIN THE CONSENT OF THE BORROWER PRIOR TO MAKING ANY PAYMENT WITH RESPECT TO ANY DOCUMENT OR CERTIFICATE WHICH DOES NOT SO COMPLY ON ITS FACE.

                 (h) Each Issuing Bank shall be entitled to the protections accorded to the Administrative Agent pursuant to Article 10, mutatis mutandis.

         2.6 Reduction of Commitment. Borrower shall have the right, at any time and from time to time, without penalty or charge, voluntarily to reduce or terminate all or a portion of any of the unused Commitment, on the terms and conditions set forth in Section 2.4 of the Override Agreement. Borrower shall pay to the Administrative Agent on the date of such termination all commitment fees which have accrued to such date in respect of the terminated portion of the Commitment.

         2.7 Administrative Agent's Right to Assume Funds Available. Unless the Administrative Agent shall have been notified by any Bank at least two hours prior to the funding by the Administrative Agent of any Loan that such Bank does not intend to make available to the Administrative Agent such Bank's Pro Rata Share of such Loan, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank, which demand shall be made in a reasonably prompt manner. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Bank interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the Federal Funds Rate as notified by the Administrative Agent to such Bank or the Borrower, as the case may be. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Pro Rata Share of the Commitment hereunder or to prejudice any rights which the Administrative Agent or Borrower may have against any Bank as a result of any default by such Bank hereunder.


                                   ARTICLE 3
                                 PAYMENTS; FEES

         3.1  Principal and Interest

                 (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Loan from the date thereof until payment in full and shall accrue and be payable at the rates set forth herein, to the extent permitted by applicable Laws, before and after default, before and after maturity, before and after any judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate.

                 (b) Interest accrued on each Alternate Base Rate Loan shall be due and payable on the last day of each calendar month. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Alternate Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate. Each change in the interest rate hereunder shall take effect simultaneously with the corresponding change in the Alternate Base Rate. Each change in the Alternate Base Rate shall be effective as of the Banking Day on which change in the Alternate Base Rate is announced, unless otherwise specified in such announcement, in which case the change shall be effective as so specified.

                 (c) Interest accrued on each LIBOR Loan which has an Interest Period of three months or less shall be due and payable on the last day of the related Interest Period. Interest accrued on each other LIBOR Loan shall be due and payable on the date which is three months after the date such LIBOR Loan was made, every three months thereafter and on last day of the related Interest Period. Except as otherwise provided in Section 3.7, the unpaid principal amount of any LIBOR Loan shall bear interest at a rate per annum equal to LIBOR for that LIBOR Loanplus the Applicable LIBOR Spread in effect from time to time.

                 (d) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

                          (i) the principal amount of each Alternate Base Rate Loan shall be due and payable on the Maturity date;

                          (ii) subject to Section 2.1(f), the principal amount of each LIBOR Loan shall be payable on the last day of the Interest Period for such LIBOR Loan;

                          (iii) the principal Indebtedness evidenced by the Notes shall be immediately payable in Cash, to the extent that such Indebtedness exceeds at any time the Commitment as then in effect; and

                          (iv) the principal indebtedness evidenced by the Notes shall be immediately payable in Cash on the Maturity Date.

                 (e) The Notes may, at any time and from time to time, voluntarily be prepaid at the election of Borrower in whole or in part without premium or penalty;provided that: (i) any partial prepayment shall be in integral multiples of $1,000,000, (ii) any partial prepayment shall be in an amount not less than $1,000,000 on a Alternate

         Base Rate Loan, and not less than $5,000,000 on a LIBOR Loan, (iii) the Administrative Agent must have received written notice (or telecopied notice confirmed promptly in writing) of any prepayment at least three Banking Days before the date of prepayment in the case of a LIBOR Loan and by 10:00 a.m., San Francisco time, on the date of prepayment in the case of an Alternate Base Rate Loan, (iv) each prepayment of principal, except for partial prepayments on Alternate Base Rate Loans, shall be accompanied by prepayment of interest accrued to the date of payment on the amount of principal paid, and
         (v) in the case of any prepayment of any LIBOR Loan, Borrower shall promptly upon demand reimburse each Bank for any loss or cost directly or indirectly resulting from the prepayment, determined as set forth in Section 3.6.

                 (f) (i) If a Change in Control (as defined below) shall have occurred, at the option of the Majority Banks, Borrower shall repay in Cash the entire principal Indebtedness evidenced by the Notes, together with Interest thereon and all other amounts due in connection with the Notes and this Agreement, and deliver to the Administrative Agent an amount equal to the Letter of Credit Usage then outstanding, to be held as cash collateral as provided in Section 9.2(c) (the "Change in Control Repayment"), on the date that is 27 Banking Days after the occurrence of the Change of Control (the "Change of Control Payment Date"), subject to receipt by Borrower of Change in Control Payment Notice as set forth in Section 3.1(f)(iii). On the Change in Control Payment Date, the Commitment shall automatically terminate.

                 A "Change in Control" shall be deemed to have occurred at such time as any of the following events shall occur:

                          (A) There shall be consummated any consolidation or merger of Borrower in which Borrower is not the continuing or surviving corporation or pursuant to which the Voting Stock (as defined below) would be converted into Cash, securities or other property, other than a merger of Borrower in which the holders of Voting Stock immediately prior to the merger have the same or greater proportionate ownership, directly or indirectly, of the Voting Stock of the surviving corporation immediately after such merger as they had of the Voting Stock immediately prior to such merger; or

                          (B) There is a report filed by any person, including its Affiliates and Associates, on Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), disclosing that such person (for the purposes of this Section 3.1(f) only, the term "person" is used as defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
                 Act) of 50% or more of the voting power of Borrower's Voting Stock then outstanding; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially (1) any Securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates or Associates (as defined below) until such tendered Securities are accepted for purchase or exchange thereunder, or (2) any Securities if such beneficial ownership
                 (a) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, and (b) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; or

                          (C) A "Change in Control" (or analogous term) as defined in an indenture or agreement governing any Subordinated Obligation occurs.

                          Notwithstanding the foregoing provisions of this
                 Section3.1(f), a Change in Control shall not be deemed to have occurred if at any time Borrower, any Subsidiary of Borrower, any employee stock ownership plan or any other employee benefit plan, including any Pension Plan of Borrower or any Subsidiary of Borrower, or any person holding Voting Stock for or pursuant to the terms of such employee benefit plan, files or becomes obligated to file a report under or in response to
                 Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 50% or otherwise.

                          "Voting Stock" means, with respect to any Person, the
                 capital stock of such Person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                          "Associate" shall have the meaning ascribed to such
                 term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

                     (ii) Within 15 Banking Days after the occurrence of a Change in Control, Borrower shall provide written notice of the Change in Control to the Administrative Agent and each Bank. The notice shall state:

                                  (a)      the events causing a Change in
                          Control and the date of such Change in Control;

                                  (b)      the date by which the Change in
                          Control Payment Notice (as defined in Section 3.1(f)(iii)) must be given; and

                                  (c)      the Change in Control Payment Date.

                    (iii) At the direction of the Majority Banks, the Administrative Agent shall, on behalf of the Banks, exercise the rights specified in Section 3.1(f)(i) by delivery of a written notice (a "Change in Control Payment Notice") to Borrower at any time prior to or on the Change in Control Payment Date, stating that the Notes shall be prepaid and cash collateral shall be provided for the Letter of Credit Usage on the Change in Control Payment Date. On the Change in Control Payment Date, Borrower shall make the Change in Control Repayment to the Administrative Agent for the benefit of the Banks, and the Commitment shall terminate.

         3.2 Commitment Fees. From the Closing Date to the Maturity Date, Borrower shall pay to the Administrative Agent, for the account of each Bank pro rata according to that Bank's Pro Rata Share of the Commitment, a commitment fee equal to the Applicable Commitment Fee Rate per annum in effect from time to time times the average daily amount by which the Commitment exceeds the aggregate outstanding principal of the Loans evidenced by the Notes plus the Letter of Credit Usage. The commitment fee shall accrue daily and be payable in arrears with respect to each calendar quarter on the Quarterly Payment Date falling at the end of such calendar quarter, commencing December 31, 1994. The Administrative Agent shall calculate the commitment fee and the amount thereof allocable to each Bank according to that Bank's Pro Rata Share of the Commitment and shall notify Borrower in writing of such amounts.

         3.3  Facility/Extension Fee.  [Intentionally omitted]

         3.4 Agency Fees. Borrower shall pay to the Administrative Agent and the Managing Agents, respectively, for the account solely of each respective Agent, such agency fees as are referred to in the Override Agreement.

         3.5  Capital Adequacy.

                 (a) If any Bank (an "Affected Bank") determines that compliance with any Law or regulation or with any guideline or request from any central bank or other Governmental Agency (whether or not having the force of Law) enacted or issued after the Closing Date relating to the capital adequacy of banks or corporations in control of banks has or would have the effect of reducing the rate of return on the capital of such Affected Bank or any corporation controlling such Affected Bank as a consequence of, or with reference to, such Affected Bank's Pro Rata Share of the Commitment below the rate which the Bank or such other corporation could have achieved but for such compliance (taking into account the policies of such Bank or corporation with regard to capital adequacy), then Borrower shall from time to time, upon demand by such Affected Bank in accordance with this Section3.5 (with a copy of such demand to the Administrative Agent), within 15 days after demand pay to such Affected Bank additional amounts sufficient to compensate such Affected Bank or other corporation for such reduction.

                 (b)      An Affected Bank may not seek compensation under
         Section 3.5(a) unless the demand for such compensation is delivered to Borrower within six months following the date of enactment or issuance of the Law, regulation, guideline or request giving rise to such demand for compensation.

                 (c) A certificate as to any amounts for which an Affected Bank is seeking compensation under Section 3.5(a), submitted to Borrower and the Administrative Agent by such Affected Bank, shall be conclusive and binding for all purposes, absent manifest error. Each Affected Bank shall calculate such amounts in a manner which is consistent with the manner in which it makes calculations for comparable claims with respect to similarly situated borrowers from such Affected Bank, will not allocate to Borrower a proportionately greater amount of such compensation than it allocates to each of its other commitments to lend or other loans with respect to which it is entitled to demand comparable compensation, and will not include amounts already factored into the rates of interest or fees already provided for herein. Each Bank agrees promptly to notify Borrower and the

         Administrative Agent of any circumstances that would cause Borrower to pay additional amounts pursuant to this Section, provided that the failure to give such notice shall not affect Borrower's obligation to pay such additional amounts hereunder.

                 (d) Without limiting its obligation to reimburse an Affected Bank for compensation theretofore claimed by an Affected Bank pursuant to Section 3.5(a), Borrower may, within 60 days following any demand by an Affected Bank, request that one or more Persons that constitute "Eligible Assignees" under the Override Agreement and that are acceptable to Borrower and approved by the Managing Agents (which approval shall not be unreasonably withheld) purchase all (but not part) of the Affected Bank's then outstanding Advances, its Note and its participation interest in outstanding Letters of Credit, and assume its Pro Rata Share of the Commitment and its obligations hereunder. Borrower shall have the same right as to any Bank which has claimed compensation for a capital adequacy charge pursuant to
         Section 4.4 of the Mortgage Warehousing Agreement, and such a Bank shall be an "Affected Bank" for purposes of this Section 3.5(d). If one or more such Banks or banks so agree in writing (each, an "Assuming Bank" and collectively, the "Assuming Banks"), the Affected Bank shall assign its Pro Rata Share of the Commitment, together with the Indebtedness then evidenced by its Note and its participation interest in outstanding Letters of Credit, to the Assuming Bank or Assuming Banks in accordance with Section5.1 of the Override Agreement. On the date of any such assignment, the Affected Bank which is being so replaced shall cease to be a "Bank" for all purposes of this Agreement and shall receive (x) from the Assuming Bank or Assuming Banks the principal amount of its Advances then outstanding and (y) from Borrower all interest and fees accrued and then unpaid with respect to such Advances, together with any other amounts then payable to such Bank by Borrower. In the event the Affected Bank is also an Issuing Bank, then the Assuming Bank shall also become an Issuing Bank for all purposes of this Agreement and shall either (at the Affected Bank's election, subject to the approval of Borrower, the Administrative Agent and the Assuming Bank (which approvals shall not be unreasonably withheld) and the approval of the applicable Letter of Credit beneficiary) (i) issue new Letters to Credit to replace the outstanding Letters of Credit issued by the Affected Bank, or (ii) issue new Letters of Credit in support of the outstanding Letters of Credit issued by the Affected Bank, whereupon such outstanding letters shall no longer be considered "Letters of Credit" under this Agreement, and such new Letters of Credit shall be considered Letters of Credit for all purposes of this Agreement (including the participation therein by the other Banks pursuant to Section 2.5). The Affected Bank shall be obligated to reimburse to Borrower a portion of the issuance fees referred to in Section 2.5(f)(iii) based on the period during which each new Letter of Credit issued by the Assuming Bank will be outstanding in replacement or support of a Letter of Credit issued by the Affected Bank. Notwithstanding the foregoing, Borrower may not cause the replacement of an Affected Bank under this Section
         3.5 unless the Affected Bank is also concurrently replaced as a Bank under Section 14.4 of the Mortgage Warehousing Agreement.

         3.6  LIBOR Fees and Costs.

                          (a)     If the occurrence of any Regulatory
         Development after the Closing Date:

                                  (1)      shall subject any Bank or its LIBOR
                 Lending Office to any tax, duty or other charge or cost with respect to any LIBOR Advance or its obligation to make LIBOR Advances, or shall change the basis of taxation of payments to any Bank of the principal of or interest on any LIBOR Advance or any other amounts due under this Agreement in respect of any LIBOR Advance or its obligation to make LIBOR Advances (except for changes in any tax on the overall net income, gross income or gross receipts of such Bank or its LIBOR Lending Office);

                                  (2)      shall impose, modify or deem
                 applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirements (excluding any such requirement included in any applicable Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank or its LIBOR Lending Office; or

                                  (3)      shall impose on any Bank or its
                 LIBOR Lending Office or the LIBOR Market any other condition affecting any LIBOR Advance or its obligation to make LIBOR Advances, or shall otherwise affect any of the same;

         and the result of any of the foregoing, as determined by such Bank, increases the cost to such Bank or its LIBOR Lending Office of making or maintaining any LIBOR Advance or in respect of any LIBOR Advance or its obligation to make LIBOR Advances or reduces the amount of any sum received or receivable by such Bank or its LIBOR Lending

         Office with respect to any LIBOR Advance or its obligation to make LIBOR Advances (assuming such Bank's LIBOR Lending Office had funded 100% of its LIBOR Advance in the LIBOR Market), then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction (determined as though such Bank's LIBOR Lending Office had funded 100% of its LIBOR Advance in the LIBOR Market); provided that Borrower shall not be liable to any Bank for any such increased cost or reduction pursuant to this Section 3.6 in respect of any period which is more than six months prior to such Bank's demand for such compensation. A statement of any Bank claiming compensation under this subsection and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Bank agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge which will entitle such Bank to compensation pursuant to this Section, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Bank, otherwise be disadvantageous to such Bank. If any Bank claims compensation under this Section, Borrower may at any time, upon at least four (4) LIBOR Market Days' prior notice to the Administrative Agent and such Bank and upon payment in full of the amounts provided for in this Section through the date of such paymentplus any prepayment fee required by Section 3.6(d), pay in full the affected LIBOR Advances of such Bank or request that such LIBOR Advances be converted to Alternate Base Rate Advances.

                          (b) If after the Closing Date the occurrence of any Regulatory Development shall, in the opinion of any Bank, make it unlawful or impossible for such Bank or its LIBOR Lending Office to make, maintain or fund its portion of any LIBOR Loan, or to take deposits of, dollars in the LIBOR Market, or to determine or charge interest rates based upon the LIBOR, and such Bank shall so notify the Administrative Agent, then such Bank's obligation to make LIBOR Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Banks and Borrower. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. Upon receipt of such notice, the outstanding principal amount of such Bank's LIBOR Advances, together with accrued interest thereon, automatically shall be converted to Alternate Base Rate Advances with Interest Periods corresponding to the LIBOR Loans of which such LIBOR Advances were a part on either (1) the last day of the Interest Period(s) applicable to such LIBOR Advances if such Bank may lawfully continue to maintain and fund such LIBOR Advances to such day(s) or (2) immediately if such Bank may not lawfully continue to fund and maintain such LIBOR Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section3.6(d). In the event that any Bank is unable, for the reasons set forth above, to make, maintain or fund its portion of any LIBOR Loan, such Bank shall fund such amount as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance.

                          (c)     If, with respect to any proposed LIBOR Loan:

                                  (1)      the Administrative Agent reasonably
                 determines that, by reason of circumstances affecting the LIBOR Market generally that are beyond the reasonable control of the Banks, deposits in dollars (in the applicable amounts) are not being offered to each of the Banks in the LIBOR Market for the applicable Interest Period; or

                                  (2)      the Majority Banks advise the
                 Administrative Agent that the LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of making the applicable LIBOR Advances;

         then the Administrative Agent forthwith shall give notice thereof to Borrower and the Banks, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Banks to make any future LIBOR Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a LIBOR Loan, such Request for Loan shall be deemed to specify an Alternate Base Rate Loan.

                          (d) Upon payment or prepayment of any LIBOR Advance (other than as the result of a conversion required under Section 3.6(b)) on a day other than the last day in the applicable Interest Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower to borrow on the date or in the amount specified for a LIBOR Loan in any Request for Loan, Borrower shall pay to each Bank an amount equal to the sum of

                 (1) $250; plus

                 (2) the amount, if any, by which (x) the additional interest that would have accrued (without any Applicable LIBOR Spread) on the principal amount prepaid on account of the LIBOR Advance had it remained outstanding until the last day of the applicable Interest Period, exceeds (y) the interest that Bank could recover by placing funds in the amount of the prepayment on deposit in the LIBOR Market selected by that Bank for a period beginning on the date of the prepayment and ending on the last day of the applicable Interest Period, or for a comparable period for which an appropriate rate quote may be obtained; plus

                 (3) an amount equal to all costs and expenses which that Bank incurred or reasonably expects to incur in liquidating and reinvesting the prepayment.

         Each Bank's determination of the amount of any prepayment fee or failure to borrow fee payable under this Section 3.6(d) shall be conclusive in the absence of manifest error.

                          (e) Any statement or certificate given by a Bank under this Section 3.6 shall satisfy the requirements set forth in
         Section 3.5(c) with respect to requests for reimbursement under Section 3.5(a)

         3.7 Late Payments/Default Interest. If any installment of principal or interest under the Notes or any other amount payable under any Loan Document is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Alternate Base Rate plus 2%, to the extent permitted by applicable Law, until paid in full (whether before or after judgment). Upon and during the continuance of any Event of Default, the Indebtedness evidenced by the Notes shall, at the election of the Majority Banks and upon notice to Borrower (and in lieu of interest provided for in the preceding sentence), bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Alternate Base Rate plus 2%, to the extent permitted by applicable Law, until no Event of Default exists (whether before or after judgment). Notwithstanding the preceding sentence, after the occurrence of any Event of Default under
Section 6.7, 6.11 or 6.18, the Indebtedness evidenced by the Notes may not bear interest at the increased rate provided for in the preceding sentence until such Event of Default has continued for at least 15 days, in the case of
Section 6.7, or 30 days, in the case of Section 6.11 or 6.18.

         3.8 Computation of Interest and Fees. All computations of interest and fees hereunder shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day and excluding the last day), which results in greater interest than if a year of 365 days were used. Any Loan that is repaid on the same day on which it is made shall bear interest for one day.

         3.9 Holidays. If any principal payment to be made by Borrower on an Alternate Base Rate Loan shall come due on a day other than a Banking Day, payment shall be made on the next succeeding Banking Day and the extension of time shall be reflected in computing interest. If any principal payment to be made by Borrower on a LIBOR Loan shall come due on a day other than a LIBOR Market Day, payment shall be made on the next preceding or succeeding LIBOR Market Day as determined by the Administrative Agent in accordance with the then current banking practice in the LIBOR Market and the adjustment shall be reflected in computing interest.

         3.10 Payment Free of Taxes.

                 (a) Any payments made by any Party under the Loan Documents shall be made free and clear of, and without reduction by reason of, any tax, assessment or other charge imposed by any Governmental Agency, central bank or comparable authority (other than taxes on income or gross receipts generally applicable to banks). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of taxes, assessments or other charges imposed by any Governmental Agency from any amount payable to any Bank under this Agreement, Borrower shall (a) make such deduction or withholding and pay the same to the relevant Governmental Agency and (b) pay such additional amount to that Bank as is necessary to result in that Bank's receiving a net after-tax (or after-assessment or after-charge) amount equal to the amount to which that Bank would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Bank on account of such taxes, assessments or other charges, that Bank shall refund such excess to Borrower.
         Each Bank that is incorporated under the Laws of a jurisdiction other than the United States of America or any state thereof shall deliver to Borrower, with a copy to the Administrative Agent, within twenty days after the Closing Date (or such later date on which such Bank becomes a "Bank" hereunder), a certificate signed by a Responsible Official of that Bank to the effect that such Bank is entitled to receive payments of interest and other amounts payable under this Agreement without deduction or withholding on account of United

         States of America federal income taxes, which certificate shall be accompanied by two copies of Internal Revenue Service Form 1001 or Form 4224, as applicable, also executed by a Responsible Official of that Bank. Each such Bank agrees (i) promptly to notify the Administrative Agent and Borrower if any fact set forth in such certificate ceases to be true and correct and (ii) to take such steps as may be reasonably necessary to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to that Bank under this Agreement.

                 (b) Without limiting its obligation to pay any additional amount to a Bank pursuant to Section 3.10(a), Borrower, may within 60 days following any such payment by that Bank, treat that Bank as an "Affected Bank" under Section3.5(d), and exercise the remedies set forth in such Section 3.5(d).

         3.11 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for its share of any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for its share of any Loan in any particular place or manner.

         3.12 Failure to Charge or Making of Payment Not Subsequent Waiver.
Any decision by any Bank not to require payment of any fee or costs, or to reduce the amount of the payment required for any fee or costs, or to calculate any fee or any cost in any particular manner, shall not limit or be deemed a waiver of any Bank's right to require full payment of any fee or costs, or to calculate any fee or any costs in any other manner. Any decision by Borrower to pay any fee or costs shall not limit or be deemed a waiver of any right of Borrower to protest or dispute the payment amount of such fee or costs.

         3.13 Pro Rata Treatment. Except as otherwise provided herein, each payment on account of the Obligations shall be made pro rata according to each Bank's Pro Rata Share.

         3.14 Time and Place of Payments; Evidence of Payments. The amount of each payment hereunder, under the Notes or under any Loan Document shall be made to the Administrative Agent at the Administrative Agent's Office, for the account of each of the Banks or the Administrative Agent, as the case may be, in lawful money of the United States of America and in immediately available funds on the day of payment (which must be a Banking Day). All payments of principal received after 10:00 a.m., San Francisco time, on any Banking Day, shall be deemed received on the next succeeding Banking Day for purposes of calculating interest thereon. The amount of all payments received by the

Administrative Agent for the account of a Bank shall be promptly paid by the Administrative Agent to that Bank in immediately available funds. Each Bank shall keep a record of Advances made by it and payments of principal with respect to each Note, and such record shall be presumptive evidence of the principal amount owing under such Note; provided that failure to keep such record shall in no way affect the Obligations of Borrower hereunder.

         3.15 Administrative Agent's Right to Assume Payments Will be Made. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank's Pro Rata Share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent, each Bank shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Bank, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Bank to but excluding the date such amount is repaid to the Administrative Agent at a rate per annum equal to the actual cost to the Administrative Agent of funding such amount as notified by the Administrative Agent to such Bank. In furtherance of the foregoing, Borrower hereby authorizes the Administrative Agent, through Bank of America, to automatically debit the Designated Deposit Account (or, upon notice to Borrower, any other deposit account maintained by Borrower with Bank of America) for payments as and when due hereunder.

         3.16 Survivability. All of Borrower's obligations under this Article 3 shall survive for six months following the date on which all Loans hereunder were fully paid.

         3.17 Bank Calculation Certificate. Any request for compensation pursuant to Section 3.5 or 3.6 shall be accompanied by a statement of an officer of the Bank requesting such compensation and describing the methodology used by such Bank in calculating the amount of such compensation, which methodology (i) may consist of any reasonable averaging and attribution methods and (ii) in the case of Section 3.5 hereof shall be consistent with the methodology used by such Bank in making similar calculations in respect of loans or commitments to other borrowers.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

                 Borrower represents and warrants to the Banks that:

         4.1  Existence and Qualification; Power; Compliance with Law.
Borrower is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and its certificate of incorporation does not provide for the termination of its existence. Borrower is duly qualified or registered to transact business as a foreign corporation in the State of California, and in each other jurisdiction in which the conduct of its business or the ownership of its properties makes such qualification or registration necessary, except where the failure so to qualify or register would not constitute a Material Adverse Effect. Borrower has all requisite corporate power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform all of its obligations under the Loan Documents. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all applicable state and federal securities Laws, except where the failure to so comply would not constitute a Material Adverse Effect. Borrower is in substantial compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits (collectively, "Authorizations") from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to obtain Authorizations, comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

         4.2 Authority; Compliance with Other Instruments and Government Regulations. The execution, delivery, and performance by Borrower, and by each Guarantor Subsidiary of Borrower, of the Loan Documents to which it is a Party, and by the Mortgage Company of the Override Agreement, have been duly authorized by all necessary corporate action, and do not:

                 (a) require any consent or approval not heretofore obtained of any stockholder, partner, security holder, or creditor of such Party;

                 (b) violate or conflict with any provision of such Party's charter, certificate or articles of incorporation or bylaws;

                 (c) result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any

         Property now owned or leased or hereafter acquired by such Party;

                 (d) constitute a "transfer of an interest" or an "obligation incurred" that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a "fraudulent transfer" or "fraudulent obligation" within the meaning of the Uniform Fraudulent Transfer Act as enacted in any jurisdiction or any analogous Law;

                 (e) violate any Requirement of Law applicable to such Party; or

                 (f) result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party or any of its Property is bound or affected;

and neither Borrower nor any Subsidiary of Borrower is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(f) in any respect that would constitute a Material Adverse Effect.

         4.3 No Governmental Approvals Required. Except such as have heretofore been obtained, no authorization, consent, approval, order, license or permit from, or filing, registration, or qualification with, or exemption from any of the foregoing from, any Governmental Agency is or will be required to authorize or permit the execution, delivery and performance by Borrower or any Significant Subsidiary of Borrower of the Loan Documents to which it is a Party.

         4.4  Subsidiaries.

                 (a) Schedule 4.4 correctly sets forth the names, the form of legal entity and jurisdictions of organization of all Subsidiaries of Borrower as of the Closing Date and identifies each such Subsidiary that is a Consolidated Subsidiary, a Significant Subsidiary, a Guarantor Subsidiary, a Foreign Subsidiary and a Financial Subsidiary. Unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary indicated thereon are owned of record and beneficially by Borrower, and all such shares or equity interests so owned were issued in compliance with all state and federal securities Laws and are duly authorized, validly issued, fully paid and non-assessable (other than with respect to required capital contributions to any joint venture in accordance with customary terms and provisions of the related joint venture agreement), except where the failure to so comply would not constitute a Material Adverse Effect, and are free and clear of all Liens and Rights of Others, except for Permitted Encumbrances and Permitted Rights of Others.

                 (b) Each Significant Subsidiary is as of the date of this Agreement, and will be as of the Closing Date, a legal entity of the form described for that Subsidiary in Schedule 4.4, and is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect) and has all requisite power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform the Loan Documents to which it is a Party.

                 (c) Each Significant Subsidiary is in substantial compliance with all Laws and other requirements applicable to its business and has obtained all Authorizations from, and each such Significant Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business,except where the failure so to obtain Authorizations, comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

         4.5 Financial Statements. Borrower has furnished to each Bank the following financial statements:

                 (a) the audited consolidated financial statements of Borrower and its Consolidated Subsidiaries as at November 30, 1993 and for the Fiscal Year then ended;

                 (b) the unaudited consolidating financial statements of Borrower and its Consolidated Subsidiaries as at August 31, 1994 for the Fiscal Quarter then ended and for the portion of the Fiscal Year ended with such Fiscal Quarter; and

                 (c) the unaudited combined financial statements of the Financial Subsidiaries as at August 31, 1994 for the Fiscal Quarter then ended and for the portion of the Fiscal Year ended with such Fiscal Quarter.

The audited financial statements described in clause (a) are in accordance with the books and records of Borrower and its Consolidated Subsidiaries, were prepared in accordance with Generally Accepted Accounting Principles and fairly present in accordance with Generally Accepted Accounting Principles consistently applied the consolidated financial condition and results of operations of Borrower and its Consolidated Subsidiaries as at the date and for the period covered thereby. The unaudited financial statements described in clause (b), are in accordance with the books and records of Borrower and its Consolidated Subsidiaries, were prepared in accordance with Generally Accepted Accounting Principles and fairly present in accordance with Generally Accepted Accounting Principles consistently applied the consolidating financial condition and results of operation of Borrower and its Consolidated Subsidiaries as at the date and for the period covered thereby. The unaudited financial statements described in clause (c) are in accordance with the books and records of the respective Subsidiaries of Borrower named, were prepared in accordance with Generally Accepted Accounting Principles and fairly present in accordance with Generally Accepted Accounting Principles consistently applied the financial condition and results of operation of such Subsidiaries of Borrower as at the date and for the period covered thereby.

         4.6 No Other Liabilities; No Material Adverse Effect. Borrower and its Consolidated Subsidiaries do not have any material liability or material contingent liability not reflected or disclosed in the financial statements or in the notes to the financial statements described in Section 4.5, other than liabilities and contingent liabilities arising in the ordinary course of business subsequent to November 30, 1993 or August 31, 1994, as applicable. Since November 30, 1993, no event or circumstance has occurred that constitutes a Material Adverse Effect with respect to Borrower and its Subsidiaries.

         4.7 Title to Assets. Borrower and its Consolidated Subsidiaries have good and valid title to all of the assets reflected in the financial statements described in Section 4.5 owned by them or any of them (other than assets disposed of in the ordinary course of business) and all other assets owned on the date of this Agreement, free and clear of all Liens and Rights of Others other than (a) those reflected or disclosed in the notes to the financial statements described in Section 4.5, (b) immaterial Liens or Rights of Others not required under Generally Accepted Accounting Principles to be so reflected or disclosed, (c) Liens permitted pursuant to Section 6.7, (d) Permitted Rights of Others, and (e) such existing Liens or Rights of Others as are described on
Schedule 4.7 hereto.

         4.8 Intangible Assets. Borrower and its Subsidiaries own, or possess the unrestricted right to use, all trademarks, trade names, copyrights, patents, patent rights, licenses and other intangible assets that are necessary in the conduct of their businesses as now operated, and no such intangible asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict would constitute a Material Adverse Effect.

         4.9  Existing Indebtedness and Contingent Guaranty Obligations.
Except as set forth in Schedule 4.9, neither Borrower nor any of its Subsidiaries has (a) any Indebtedness owed to any Person in an amount in excess of $5,000,000 or (b) outstanding any Contingent Guaranty Obligation with respect to obligations of another Person in excess of $5,000,000.

         4.10 Governmental Regulation. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940.

         4.11 Litigation. There are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency which would constitute a Material Adverse Effect.

         4.12 Binding Obligations. Each of the Loan Documents to which Borrower or any Guarantor Subsidiary of Borrower is a Party will, when executed and delivered by Borrower or the Guarantor Subsidiary, as the case may be, constitute the legal, valid and binding obligation of Borrower or the Guarantor Subsidiary, as the case may be, enforceable against Borrower or the Guarantor Subsidiary, as the case may be, in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or by equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

         4.13 No Default. No event has occurred and is continuing that is a Default or an Event of Default.

         4.14 Pension Plans. As of the Closing Date, all contributions required to be made under any Pension Plan maintained by Borrower or any of its ERISA Affiliates (or to which Borrower or any ERISA Affiliate contributes or is required to contribute) have been made or have been reflected as a liability on the pro-forma consolidated balance sheet described in Section 4.5(d). There is no "accumulated funding deficiency" within the meaning of Section 302 of ERISA or any liability to the PBGC (other than for premiums) with respect to any such Pension Plan other than a Multiemployer Plan.

         4.15 Tax Liability. Borrower and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes which have become due pursuant to said returns or pursuant to any assessment received by Borrower or any Subsidiary, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings (and with respect to which Borrower or its Subsidiary has established adequate reserves for the payment of the same), and (b) such taxes the failure of which to pay will not constitute a Material Adverse Effect.

         4.16 Regulation U. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the meanings of Regulation U of the Board of Governors of the Federal Reserve System, and no Loan hereunder will be used to purchase or carry any such margin stock in violation of Regulation U.

         4.17 Environmental Matters. To the best knowledge of Borrower, Borrower and its Subsidiaries are in substantial compliance with all applicable Laws relating to environmental protection where the failure to comply would constitute a Material Adverse Effect. To Borrower's best knowledge, neither Borrower nor any of its Subsidiaries has received any notice from any Governmental Agency respecting the alleged violation by Borrower or any Subsidiary of such Laws which would constitute a Material Adverse Effect and which has not been or is not being corrected.

         4.18 Disclosure. The information provided by Borrower to the Banks in connection with this Agreement or any Loan, taken as a whole, has not contained any untrue statement of a material fact and has not omitted a material fact necessary to make the statements contained therein not misleading under the totality of the circumstances existing at the date such information was provided and in the context in which it was provided.

         4.19 Projections. As of the Closing Date, the assumptions upon which the Projections are based are reasonable and consistent with each other assumption and with all facts known to Borrower and the Projections are reasonably based on those assumptions. Nothing in this Section 4.19 shall be construed as a representation or warranty as of any date other than the Closing Date or that the Projections will in fact be achieved by Borrower.

                                   ARTICLE 5
                             AFFIRMATIVE COVENANTS
                          (OTHER THAN INFORMATION AND
                            REPORTING REQUIREMENTS)

         As long as any Loan remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitment remains outstanding, Borrower shall, and shall cause each of its Subsidiaries to, unless the Administrative Agent (with the approval of the Majority Banks) otherwise consents in writing:

         5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly, all taxes, assessments, and governmental charges or levies imposed upon Borrower or any of its Subsidiaries, upon their respective Property or any part thereof, upon their respective income or profits or any part thereof, except any tax, assessment, charge, or levy that is not yet past due, or is being contested in good faith by appropriate proceedings, as long as Borrower or its Subsidiary has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment no material Property of Borrower or its Subsidiaries is subject to a risk of loss or forfeiture.

         5.2 Preservation of Existence. Preserve and maintain their respective existence, licenses, rights, franchises, and privileges in the jurisdiction of their formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any Governmental Agency that are necessary for the transaction of their respective business, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties; provided that (a) the failure to preserve and maintain any particular right, franchise, privilege, authorization, consent, approval, order, license, permit, exemption, or registration, or to qualify or remain qualified in any jurisdiction, that does not constitute a Material Adverse Effect will not constitute a violation of this covenant, and (b) nothing in this Section 5.2 shall prevent any consolidation or merger or disposition of assets permitted by Sections 6.2 or 6.3 or shall prevent the termination of the business or existence (corporate or otherwise) of any Subsidiary of Borrower which in the reasonable judgment of the management of Borrower is no longer necessary or desirable.

         5.3 Maintenance of Properties. Maintain, preserve and protect all of their respective Properties in good order and condition, subject to wear and tear in the ordinary course of business and damage caused by the natural elements, and not permit any waste of their respective Properties, except that the failure to so maintain, preserve or protect any particular Property, or the permitting of waste on any particular Property, where such failure or waste with respect to all Properties of Borrower and its Subsidiaries, in the aggregate, would not constitute a Material Adverse Effect will not constitute a violation of this covenant.

         5.4 Maintenance of Insurance. Maintain insurance with responsible insurance companies in such amounts (subject to customary deductibles and retentions) and against such risks as is usually carried by responsible companies of similar size engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Subsidiaries operate.

         5.5 Compliance with Laws. Comply with all Requirements of Laws noncompliance with which would constitute a Material Adverse Effect, except that Borrower and its Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate procedures, so long as such contest (or a bond or surety posted in connection therewith) operates as a stay of enforcement of any penalty that would otherwise apply as a result of such failure to comply.

         5.6 Inspection Rights. At any time during regular business hours and as often as requested, permit any Bank or any employee, agent or representative thereof at the expense of such Bank to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of Borrower and its Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers or employees; provided that none of the foregoing unreasonably interferes with the normal business operations of Borrower or any of its Subsidiaries.

         5.7 Keeping of Records and Books of Account. Keep adequate records and books of account fairly reflecting all financial transactions in conformity with Generally Accepted Accounting Principles applied on a consistent basis (except for changes concurred with by Borrower's independent certified public accountants) and all applicable requirements of any Governmental Agency having jurisdiction over Borrower or any of its Subsidiaries.

         5.8 Use of Proceeds. Use the proceeds of all Loans solely for working capital and other general corporate purposes of Borrower and its Subsidiaries.

         5.9 Subsidiary Guaranty. Cause each of its Guarantor Subsidiaries hereafter formed, acquired or qualifying as a Guarantor Subsidiary, to execute and deliver a joinder of the

Subsidiary Guaranty promptly following such formation, acquisition or qualification.


                                   ARTICLE 6
                               NEGATIVE COVENANTS

                 As long as any Loan remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitment remains outstanding, Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Administrative Agent (with the approval of the Majority Banks) otherwise consents in writing:

         6.1 Payment or Prepayment of Subordinated Obligations. Make an optional or unscheduled payment or prepayment of any principal (including an optional or unscheduled sinking fund payment), interest or any other amount with respect to any Subordinated Obligation, or make a purchase or redemption of any Subordinated Obligation, or make any payment with respect to any Subordinated Obligation in violation of the subordination provisions in the instruments governing such Subordinated Obligation; provided that: (a) Borrower may prepay and refinance Subordinated Obligations of Borrower if through the issuance of new Subordinated Obligations (i) such new Subordinated Obligations satisfy all of the criteria set forth in the definition of "Subordinated Obligations," and (ii) the incurrence of such new Subordinated Obligations is permitted under Section 6.8 hereof; (b) Borrower may purchase or redeem any Subordinated Obligation solely in exchange for shares of capital stock of Borrower which are not subject to mandatory redemption provisions; and
(c) Borrower may purchase or redeem any Subordinated Obligation to the extent obligated to do so upon the occurrence of a "Change in Control", as defined in the indenture governing such Subordinated Obligation, if (i) Borrower has provided to the Administrative Agent pro-forma calculations showing that, giving effect to such repurchase (both as to source and application of funds), Borrower would be in compliance with the covenants set forth herein on a pro-forma basis as of the end of the Fiscal Quarter then most recently ended, and (ii) there has not then occurred and is not then continuing any Default or Event of Default, provided that the requirements of clauses (i) and (ii) above need not be satisfied if concurrently with such repurchase Borrower prepays the Obligations in accordance with Section 3.1(f) and terminates the Commitment pursuant to Section 2.6.

         6.2 Dispositions. Make any Disposition, except (a) a Disposition to Borrower or to a wholly-owned Subsidiary of Borrower and (b) a Disposition of a Foreign Subsidiary that does not hold a majority of its assets in the Republic of France.

         6.3 Mergers and Sale of Assets. Merge or consolidate with or into any Person, or sell all or substantially all of its assets to any Person, except;

                 (a) a merger of Borrower into a wholly-owned Subsidiary of Borrower that has nominal assets and liabilities, the primary purpose of which is to effect the reincorporation of Borrower in another state;

                 (b) mergers or consolidations of a Subsidiary of Borrower into Borrower (with Borrower as the surviving corporation) or into any other wholly-owned Subsidiary of Borrower;

                 (c) liquidations of any Subsidiary of Borrower into Borrower or into a wholly-owned Subsidiary of Borrower;

                 (d) a merger of Borrower or one of its Subsidiaries with another Person if (i) Borrower or such Subsidiary is the corporation surviving such merger, (ii) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing, and (iii) immediately after giving effect to such merger, there shall have occurred no material diminution in Domestic Adjusted Tangible Net Worth, nor any material deterioration in the ratio of Indebtedness to Domestic Adjusted Tangible Net Worth, in each case from that existing immediately prior to the merger; or

                 (e)      Dispositions permitted under Section 6.2.

         6.4 Investments and Acquisitions. Make any Acquisition, or enter into an agreement to make any Acquisition, or make or suffer to exist any Investment, other than:

                 (a)      Investments consisting of Cash or Cash Equivalents;

                 (b) advances to employees of Borrower or its Subsidiaries for travel, housing expenses, stock option plans, or otherwise in connection with their employment or the business of Borrower or any of its Subsidiaries;

                 (c) Investments of Borrower in any of its wholly-owned Subsidiaries and Investments of any Subsidiary of Borrower in Borrower or any of Borrower's wholly-owned Subsidiaries;

                 (d) Acquisitions of or Investments in Persons engaged in the residential housing construction business and/or the residential land development business in the United States of America, Canada, Mexico and Europe, provided that (i) to the extent that any such Acquisition or Investment is made by a Foreign Subsidiary, after giving effect thereto Borrower shall be in compliance with Section 6.19, (ii) after giving effect to such Acquisition or Investment on a proforma basis, no Default or Event of Default then exists or would result therefrom and (iii) nothing in this clause (d) shall limit Investments permitted by clause (c) above;

                 (e) Acquisitions or Investments in Persons engaged in the commercial construction business in the United States of America or Europe; provided that (i) to the extent that any such Acquisition or Investment is made by a Foreign Subsidiary, after giving effect thereto Borrower shall be in compliance with Section 6.19, (ii) the aggregate cost of such Acquisitions of or Investments in such Persons engaged in the commercial construction business in countries in Europe other than France), shall not exceed at any time $25,000,000, (iii) the aggregate cost of such Acquisitions of and Investments in such Persons engaged in the commercial construction business within the United States of America, when added to the aggregate cost of investments in such inventory within the United States of America made after the Closing Date, shall not exceed $15,000,000 in the aggregate and (iv) nothing in this clause e) shall limit Investments permitted by clause (c) above;

                 (f) Investments by KBMHG in a Person owning one or more multi-unit affordable housing projects, provided that such Investment is made as a limited partner, or otherwise on a basis that will not result in liability or contingent liability to Borrower or any of its Subsidiaries for the obligations of such Person;

                 (g) Investments by the Mortgage Company that are permitted under the Mortgage Warehousing Agreement;

                 (h) Investments in existence on the Closing Date disclosed on Schedule 6.4;

                 (i) Acquisitions of or Investments in Persons engaged primarily in businesses in addition to those permitted by Sections 6.4(d) through (f), provided that the aggregate cost of all such Acquisitions and Investments made after the Closing Date does not exceed at $5,000,000 in the aggregate.

         6.5 ERISA Compliance. Permit any Pension Plan maintained by Borrower or any of its ERISA Affiliates (or to which Borrower or any ERISA Affiliate contributes or is required to contribute), other than a Multiemployer Plan, to incur any material "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, unless waived, or permit any Pension Plan maintained by any of them to suffer a Termination Event or incur withdrawal liability under any Multiemployer Plan if any of such events would result in a liability of Borrower or any ERISA affiliate exceeding in the aggregate $5,000,000.

         6.6 Change in Business. Engage in any business other than the businesses as now conducted by Borrower or any of its Subsidiaries.

         6.7 Liens and Negative Pledges. Create, incur, assume, or suffer to exist, or cause or permit any Joint Venture to create, incur, assume or suffer to exist, any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, or enter or suffer to exist any Contractual Obligation wherein Borrower, any of its Subsidiaries or any Joint Venture agrees not to grant any Lien on any of their Properties, except:

                 (a) Liens and Contractual Obligations existing on the date hereof and described in Schedule 4.7, provided that the obligations secured by such Liens are not increased and that no such Lien extends to any Property of Borrower or any Subsidiary other than the Property subject to such Lien on the Closing Date;

                 (b) Liens on Property of any Financial Subsidiary or Foreign Subsidiary securing Indebtedness of that Financial Subsidiary or Foreign Subsidiary;

                 (c) Liens on real Property securing Non-Recourse Indebtedness; provided that any such Non-Recourse Indebtedness complies with the terms of Section6.9 ;

                 (d) Liens consisting of a Capital Lease covering personal Property;

                 (e)      Permitted Encumbrances;

                 (f) attachment, judgment and other similar Liens arising in connection with court proceedings; provided that the execution or enforcement of such Lien is effectively stayed and the claims secured thereby do not in the aggregate exceed $5,000,000 and are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

                 (g) Liens existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

                 (h) Liens on any asset of any corporation existing at the time such corporation is merged or consolidated with or into Borrower or any of its Subsidiaries and not created in contemplation of such event;

                 (i) Liens existing on any asset prior to the acquisition thereof by Borrower or any of its Subsidiaries and not created in contemplation of such acquisition;

                 (j) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased and is not secured by additional assets;

                 (k) Liens arising in the ordinary course of business which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding $200,000 individually, or $500,000 in the aggregate, and (iii) do not in the aggregate materially detract from the value of the assets covered by such Liens or materially impair the use thereof in the operation of Borrower's business;

                 (l) Liens not otherwise permitted by the foregoing clauses of this Section which secure Indebtedness not exceeding $500,000 in the aggregate;

                 (m) Liens securing Indebtedness permitted by Section 6.10(e) incurred in connection with the acquisition of Property;

                 (n) Liens referred to in the last sentence of the definition of "Bond Facility" encumbering (i) real property owned by Borrower or one of its Subsidiaries on September 1, 1994 or (ii) other real property of Borrower or one of its Subsidiaries provided that the aggregate obligations secured by such Liens does not exceed $10,000,000;

                 (o) a Contractual Obligation wherein Borrower or any of its Subsidiaries agrees not to a grant any Lien on any of their Properties, if such Contractual Obligation does not, by its terms, prohibit the grant of a Lien in favor of the Administrative Agent and the Banks with respect to the Obligations (and Borrower shall, as soon as reasonably possible, provide to the Banks a copy of such Contractual Obligation);

                 (p)      Liens on property of a Joint Venture referred to in
         Section 6.10(h) securing Indebtedness permitted by such Section;

provided, however, in no event may Borrower or any of its Subsidiaries create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any of their Investments in any Joint Venture, or enter or suffer to exist any Contractual Obligation wherein Borrower or any of its Subsidiaries agrees not to grant any Lien on any of their Investments in any Joint Venture, except in connection with customary joint venture agreements entered into in the ordinary course of business that restrict a joint venture partner from granting a Lien on or Contractual Obligation with respect to its ability to convey its interest in a Joint Venture and except that any such Joint Venture may, to secure Indebtedness permitted under this Agreement, grant a Lien on its Property which includes a provision that such Indebtedness will be accelerated and due in its entirety upon the sale or other transfer of such Property.

         6.8 Indebtedness and Contingent Guaranty Obligations. Create, incur, assume or suffer to exist, directly or indirectly, any Indebtedness or Contingent Guaranty Obligation, unless after giving effect to such creation, incurrence, assumption or sufferance:

                 (a) the Domestic Interest Coverage Ratio as of the last day of the most recent Fiscal Quarter is at least 1.50 to 1.00; or

                 (b) Domestic Indebtedness as of the last day of the most recent Fiscal Quarter is less than the sum of (i) an amount equal to
         2.60 times the lesser of $240,000,000 or the amount of the Domestic Adjusted Tangible Net Worth as of the last day of such Fiscal Quarter, plus (ii) 2.00 times the amount, if any, by which Domestic Adjusted Tangible Net Worth as of the last day of such Fiscal Quarter exceeded $240,000,000. As used herein, the multiplication factor for the Domestic Indebtedness requirement set forth in each of clauses
         (b)(i) and (b)(ii) above is referred to in this Section 6.8 as a "Multiplier."

The foregoing covenant is subject to the following provisos:

                          (A) For the first Fiscal Quarter, if any, for which the Domestic Interest Coverage Ratio does not satisfy the minimum requirements set forth in clause (a) above, each Multiplier shall be decreased for such Fiscal Quarter by ten one-hundredths (0.10). As used herein, the amount of any such change in the Multiplier (whether such change is an increase or a decrease) is referred to in this Section 6.8 as a "Delta";

                          (B) For each Fiscal Quarter for which the Domestic Interest Coverage Ratio does not satisfy the minimum requirement set forth in clause (a) above and which immediately follows a Fiscal Quarter in which such minimum requirement had not been satisfied, each Multiplier shall be decreased for such Fiscal Quarter by a Delta equal to the sum of (x) the Delta applicable to the most recent Fiscal Quarter for which the Multiplier was changed plus (y) five one-hundredths (0.05);

                          (C) For each Fiscal Quarter (other than the Fiscal Quarter referred to in clause (A) above) for which the Domestic Interest Coverage Ratio does not satisfy the minimum requirement set forth in clause (a) above and which immediately follows a Fiscal Quarter in which such minimum requirement had been satisfied, each Multiplier shall be decreased for such Fiscal Quarter by a Delta equal to the Delta applicable to the most recent Fiscal Quarter for which the Multiplier was changed;

                          (D) For each Fiscal Quarter for which the Domestic Interest Coverage Ratio satisfies the minimum requirement set forth in clause (a) above and which immediately follows a Fiscal Quarter in which such minimum requirement had not been satisfied, each Multiplier shall be increased for such Fiscal Quarter by a Delta equal to the Delta applicable to the most recent Fiscal Quarter for which the Multiplier was changed;

                          (E) For each Fiscal Quarter for which the Domestic Interest Coverage Ratio satisfies the minimum requirement set forth in clause (a) above and which follows a Fiscal Quarter in which such minimum requirement had been satisfied, each Multiplier shall be increased for such Fiscal Quarter by a Delta equal to the sum of (x) the Delta applicable to the most recent Fiscal Quarter for which such Multiplier was changed minus (y) five one-hundredths (0.05);

                          (F) In no event shall the Multiplier for any Fiscal Quarter be increased above 2.60 (in the case of clause (b)(i) above), and 2.00 (in the case of clause (b)(ii) above); and

                          (G) examples of (but not limitations on) the application of the provisions of this Section 6.8 are set forth in Schedule 6.8.

         6.9 Non-Recourse Indebtedness. Create, incur, assume or suffer to exist, directly or indirectly, any Non-Recourse Indebtedness of Borrower, its Domestic Subsidiaries and Joint Ventures except Non-Recourse Indebtedness that
(a) is incurred only in the connection with the purchase and improvement of Property, (b) constitutes Indebtedness owed to the seller of such Property for the purchase or improvement thereof, (c) as of the date of the incurrence, represents not less than 50% of the purchase price for such property and (d) when aggregated with (x) the amount of all other Non-Recourse Indebtedness of Borrower and its Domestic Subsidiaries plus (y) an amount equal to the aggregate with respect to each Joint Venture of the amount of all Non-Recourse Indebtedness of such Joint Venture times the percentage ownership interest of Borrower and its Subsidiaries in such Joint Venture, does not exceed $100,000,000.

         6.10 Subsidiary Indebtedness and Contingent Guaranty Obligations. Permit any Domestic Subsidiary to create, incur, assume or suffer to exist any Indebtedness, or any Contingent Guaranty Obligation except:

                 (a)      the Subsidiary Guaranty;

                 (b)      Indebtedness of a Financial Subsidiary;

                 (c) Indebtedness owed to Borrower or to a wholly-owned Subsidiary of Borrower;

                 (d) Contingent Guaranty Obligations of Indebtedness owed to Borrower or to a wholly-owned Subsidiary of Borrower;

                 (e) Indebtedness other than Non-Recourse Indebtedness, provided that the aggregate principal amount outstanding at any time does not exceed $5,000,000;

                 (f) Indebtedness (including Indebtedness referred to in subsections (e) above and (h) below) the aggregate outstanding principal amount of which, when added to Indebtedness referred to in
         Section 6.9, does not exceed $100,000,000 at any time;

                 (g) Indebtedness and Contingent Guaranty Obligations under any Bond Facility; and

                 (h) Indebtedness incurred by an "Unimproved Land Joint Venture" (as defined in the following sentence), provided that the aggregate principal amount of all such Indebtedness outstanding at any time does not exceed $35,000,000. As used herein, "Unimproved Land Joint Venture" means a Joint Venture formed by a Subsidiary which does not qualify as a Significant Subsidiary, and to which such Subsidiary has contributed Domestic Unimproved Land.

         6.11 Money Market Indebtedness. Create, incur or suffer to exist any short term Indebtedness under domestic money market credit lines available to Borrower and/or its Subsidiaries, if at any time (a) the sum of the aggregate outstanding principal amount of the Loans evidenced by the Notes plus the Letter of Credit Usage plus the aggregate principal amount of short term Indebtedness of Borrower and its Subsidiaries under domestic money market lines then outstanding would exceed the Commitment or (b) the aggregate principal amount of short term Indebtedness of Borrower and its Subsidiaries under domestic money market credit lines then outstanding plus the aggregate principal amount of Indebtedness of Borrower and its Subsidiaries under revolving lines of credit provided by any Bank would exceed that Bank's Pro-Rata Share of the Commitment (unless the applicable Bank otherwise elects). For purposes of this Section 6.11, "short term Indebtedness under domestic money market credit lines" shall be deemed to be Indebtedness that matures within one year of the date it is incurred.

         6.12 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (a) a transaction that results in Subordinated Obligations, or (b) a transaction between or among Borrower and its wholly-owned Subsidiaries, or (c) a transaction that has been approved by a resolution adopted by the board of directors of Borrower with the favorable vote of a majority of the directors who have no financial or other interest in the transaction or by the vote of a majority of the outstanding shares of capital stock of Borrower, or (d) an arm's length transaction entered into on terms and under conditions not less favorable to Borrower or any of its Subsidiaries than could be obtained from a Person that is not an Affiliate of Borrower.

         6.13 Minimum Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be, at the end of each Fiscal Quarter, less than an amount equal to (a) $325,000,000, plus (b) an amount equal to 60% of the consolidated net income of Borrower and its Subsidiaries for the fiscal period commencing on December 1, 1994 and then ending, plus (c) an amount equal to 60% of the net proceeds received by Borrower from the issuance of capital stock since the Closing Date and minus (d) to the extent of any net proceeds received by Borrower from the issuance of capital stock since the Closing Date, an amount equal to the cost to Borrower of the repurchase of any capital stock since the Closing Date.

         6.14 Distributions. Make any Distribution if an Event of Default then exists or if an Event of Default or Default would result therefrom.

         6.15 Amendments. Amend, waive or terminate any provision in any instrument or agreement governing Subordinated Obligations unless such amendment, waiver or termination would not be materially adverse to the interests of the Banks under this Agreement.

         6.16 Hostile Tender Offers. Make any offer to the shareholders of a publicly held corporation or business entity to purchase or acquire, or consummate such a purchase or acquisition of, more than 5% of the shares of capital stock or analogous ownership interests in such a corporation or business entity if the board of directors or analogous body of such corporation or business entity has notified Borrower that it opposes such offer or purchase, except for consideration which consists solely of shares of capital stock or other equity securities of Borrower or any of its Subsidiaries.

         6.17  Inventory.

                 (a) Permit the book value of Domestic Unimproved Land to exceed an amount equal to 100% of Domestic Adjusted Tangible Net Worth as of the end of any two (2) consecutive Fiscal Quarters.

                 (b) Permit the book value of Domestic Unimproved Unmapped Land to exceed an amount equal to 50% of Domestic Adjusted Tangible Net Worth as of the end of any two (2) consecutive Fiscal Quarters.

                 (c) Purchase or acquire (i) any additional Domestic Unimproved Land or Domestic Unimproved Unmapped Land if Borrower fails to comply with the ratio set forth in clause a) above (even for a single Fiscal Quarter) or (ii) any additional Domestic Unimproved Unmapped Land if Borrower fails to comply with the ratio set forth in clause (b) above (even for a single Fiscal Quarter), until in either case Borrower is in compliance with such ratio for at least one Fiscal Quarter.

         6.18 Domestic Standing Inventory. As of any date in any Fiscal Quarter, permit Domestic Standing Inventory to exceed an amount equal to 15% of Net Orders received during that Fiscal Quarter and the three immediately preceding Fiscal Quarters.

         6.19  Investments in Certain Subsidiaries.  Make any Investment:

                 (a) in any Foreign Subsidiary after the Closing Date if, after giving effect thereto, the aggregate amount of all such Investments made after the Closing Date exceeds the sum of (i) $30,000,000 plus (ii) the aggregate amount of Distributions declared and paid by all Foreign Subsidiaries to Borrower after the Closing Date plus (iii) the aggregate amount of capital of Foreign Subsidiaries returned to Borrower after the Closing Date.

                 (b) in any Financial Subsidiary after the Closing Date if, after giving effect thereto, the aggregate amount of all such Investments made after the Closing Date exceeds the sum of (i) $40,000,000 plus (ii) the aggregate amount of Distributions declared and paid by all Financial Subsidiaries to Borrower after the Closing Date plus (iii) the aggregate amount of capital of Financial Subsidiaries returned to Borrower after the Closing Date. In calculating compliance with this Section 6.19(b), the amount of Borrower's Contingent Guaranty Obligations under the Mortgage Warehousing Guaranty shall be excluded from Investments;

                 (c) in the Land Fund Joint Venture in excess of $6,000,000 plus the amount of Distributions to Borrower or any of its Subsidiaries paid by the Land Fund Joint Venture since the Closing Date; and

                 (d) in KBMHG after the Closing Date if, giving effect thereto, the aggregate amount of all such Investments made after the Closing Date exceeds the sum of (i) $22,500,000 plus (ii) the aggregate amount of Distributions declared and paid by KBMHG to Borrower after the Closing Date plus (iii) the aggregate amount of capital of KBMHG returned to Borrower after the Closing Date.

         6.20 Land Fund Joint Venture. Make or permit to be made any material amendment to the organization documents with respect to the Land Fund Joint Venture without the prior written consent of the Majority Banks.


                                   ARTICLE 7
                     INFORMATION AND REPORTING REQUIREMENTS

         7.1 Financial and Business Information of Borrower and Its Subsidiaries. As long as any Loan remains unpaid or any other Obligation remains unpaid, or any portion of the Commitment remains outstanding, Borrower shall, unless the

Administrative Agent (with the approval of the Majority Banks) otherwise consents in writing, deliver to each of the Banks (except as otherwise provided below) at its own expense:

                 (a) As soon as reasonably possible, and in any event within 60 days after the close of each Fiscal Quarter of Borrower (other than the fourth Fiscal Quarter), (i) the consolidated and consolidating balance sheet of Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the corresponding Fiscal Quarter of the preceding Fiscal Year, if available, and (ii) the consolidated and consolidating statements of profit and loss and the consolidated statements of cash flows of Borrower and its Consolidated Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, setting forth in comparative form the corresponding periods of the preceding Fiscal Year. Such consolidated and consolidating balance sheets and statements shall be prepared in reasonable detail in accordance with Generally Accepted Accounting Principles (other than those which require footnote disclosure of certain matters) consistently applied, and shall be certified by the principal financial officer of Borrower, subject to normal year-end accruals and audit adjustments;

                 (b) As soon as reasonably possible, and in any event within 90 days after the close of each Fiscal Year of Borrower, (i) the consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures at the end of the preceding Fiscal Year and (ii) the consolidated and consolidating statements of profit and loss and the consolidated statements of cash flows of Borrower and its Consolidated Subsidiaries for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous Fiscal Year. Such consolidated and consolidating balance sheet and statements shall be prepared in reasonable detail in accordance with Generally Accepted Accounting Principles consistently applied. Such consolidated balance sheet and statements shall be accompanied by a report and opinion of Ernst & Young or other independent certified public accountants of recognized standing selected by Borrower (to which the Majority Banks have not reasonably objected), which report and opinion shall state that the examination of such consolidated financial statements by such accountants was made in accordance with generally accepted auditing standards and that such consolidated financial statements fairly present the financial condition, results of operations and of cash flows of Borrower and its Subsidiaries subject to no exceptions as to scope of audit and subject to no other exceptions or qualifications (other than changes in accounting principles in which the auditors concur) not approved by the Majority Banks in their reasonable discretion. Such accountants' report and opinion shall be accompanied by a certificate stating that, in conducting the audit examination of books and records necessary for the certification of such financial statements, such accountants have obtained no knowledge of any Default or Event of Default hereunder or, if in the opinion of such accountants, any such Default or Event of Default shall exist, stating the nature and status of such event, and setting forth the applicable calculations under Sections 6.4(e) and
         (i), 6.8, 6.9, 6.10(e) and (f), 6.13, 6.17 (a) and (b), 6.18 (without requiring any physical count of inventory) and 6.19, as of the date of the balance sheet. Such consolidating balance sheet and statements shall be certified by the principal financial officer of Borrower;

                 (c) Promptly after the receipt thereof by Borrower, copies of any audit or management reports submitted to it by independent accountants in connection with any audit or interim audit submitted to the board of directors of Borrower or any of its Subsidiaries;

                 (d) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to its stockholders, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Commission or any similar or corresponding Governmental Agency or with any securities exchange;

                 (e) Promptly upon a Senior Officer of Borrower becoming aware, and in any event within ten Banking Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA) other than any such event as to which the PBGC has by regulation waived the requirement of 30 days' notice or (ii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan, other than a Multiemployer Plan, or any trust created thereunder, a written notice specifying the nature thereof, what action Borrower and any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

                 (f) Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five Banking Days after becoming aware, of the existence of a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect thereto;

                 (g) Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five Banking Days after becoming aware, that the holder of any evidence of Indebtedness for borrowed money or Security of Borrower or any of its Subsidiaries has given notice or taken any other action with respect to a default or event of default, a written notice specifying the notice given or action taken by such holder and the nature of such default or event of default and what action Borrower or its Subsidiary is taking or proposes to take with respect thereto;

                 (h) Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five Banking Days after becoming aware, of the existence of any pending or threatened litigation or any investigation by any Governmental Agency that would constitute a Material Adverse Effect (provided, that no failure of a Senior Officer to provide notice of any such event shall be the sole basis for any Default or Event of Default hereunder);

                 (i) As soon as reasonably possible, and in any event within 60 days after the close of each Fiscal Quarter (except 90 days after the close of the Fiscal Year) of the Land Fund Joint Venture and each other Joint Venture, a report certified by a Senior Officer of Borrower setting forth (i) a complete list of all real Property held by the Land Fund Joint Venture and each other Joint Venture as of the end of such fiscal quarter, (ii) the aggregate outstanding principal amount of Non-Recourse Indebtedness of the Land Fund Joint Venture and each other Joint Venture as of the end of such fiscal quarter and
         (iii) the aggregate amount of Borrower's Investment in the Land Fund Joint Venture and each other Joint Venture as of the end of such fiscal quarter;

                 (j) As soon as possible, and in any event within 60 days after the close of each Fiscal Quarter of Borrower (except 90 days after the close of the Fiscal Year of Borrower), (i) a sales report by geographical region, certified by a Senior Officer of Borrower, setting forth the number of homes or other units sold and delivered during such period and in backlog at the end of such period, (ii) an inventory report for such Fiscal Quarter summarizing such inventory by type and geographical region and otherwise in form and substance satisfactory to the Majority Banks, (iii) a quarterly report in form and substance satisfactory to the Majority Banks detailing intercompany borrowings and repayments between Borrower and its Domestic Subsidiaries during such Fiscal Quarter, and (iv) a report of any change, as of the last day of such Fiscal Quarter, in the listing of Financial Subsidiaries and Foreign Subsidiaries set forth in Schedule 4.4 (as the same may have been revised by previous reports under this clause (j)(iv));

                 (k) As soon as reasonably possible, and in any event prior to the date that is sixty (60) days after the commencement of each Fiscal Year, deliver to the Administrative Agent the business plan of Borrower and its Subsidiaries for that Fiscal Year, together with projections (in substantially the same format as the Projections) covering the next two (2) Fiscal Years;

                 (l) Promptly following obtaining knowledge thereof by a Senior Officer of Borrower, written notice of any change in the Credit Rating Level; and

                 (m) Such other data and information as from time to time may be reasonably requested by any of the Banks.

         7.2 Compliance Certificate. Not later than 60 days after the close of each Fiscal Quarter and 90 days after the close of each Fiscal Year, a Compliance Certificate dated as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be, (a) setting forth computations showing, in detail reasonably satisfactory to the Administrative Agent, whether Borrower and its Subsidiaries were in compliance with their obligations to the Banks pursuant to Sections 6.4(e) and (i), 6.8, 6.9, 6.10(e) and (f), 6.13, 6.17(a) and (b), 6.18
and 6.19; (b) either (i) stating that to the best knowledge of the certifying officer as of the date of such certificate there is no Default or Event of Default, or (ii) if there is a Default or Event of Default as of the date of such certificate, specifying all such Defaults or Events of Default and their nature and status and (c) stating, to the best knowledge of the certifying officer, whether any event or circumstance constituting a Material Adverse Effect (other than a Material Adverse Effect which is not particular to the Borrower and which is generally known) has occurred since the date of the most recent Compliance Certificate delivered under this Section and, if so, describing such Material Adverse Effect in reasonable detail. No failure of the certifying officer to describe the existence of an event or circumstance constituting a Material Adverse Effect shall be the sole basis for any Default or Event of Default hereunder.

                                   ARTICLE 8
                                   CONDITIONS

         8.1 Initial Advances. The effectiveness of this Agreement, and obligations of the Banks to make the initial Advances and of the Issuing Bank to issue the initial Letter of Credit are subject to the following conditions, each of which shall be satisfied prior to or concurrently with the making of the initial Advances:

                 (a) The Administrative Agent shall have received all of the following, each dated as of the Closing Date (unless otherwise specified or unless the Administrative Agent otherwise agrees) and all in form and substance satisfactory to the Administrative Agent and legal counsel for the Administrative Agent:

                                  (1)      executed counterparts of this
                 Agreement, sufficient in number for distribution to the Banks and Borrower;

                                  (2)      the Notes executed by Borrower in
                 favor of each Bank, each in a principal amount equal to that Bank's Pro Rata Share of the Commitment;

                                  (3)      the Subsidiary Guaranty executed by
                 each Subsidiary which is a Guarantor Subsidiary as of the Closing Date;

                                  (4)      with respect to Borrower and each
                 Subsidiary which is a Guarantor Subsidiary as of the Closing Date, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower and each such Subsidiary, its qualification to engage in business in each jurisdiction in which it is required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including, without limitation, certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, and the like;

                                  (5)      the Opinions of Counsel;

                                  (6) an Officer's Certificate of Borrower affirming, to the best knowledge of the certifying

                 Senior Officer, that the conditions set forth in Sections 8.1(c) and 8.1(d) have been satisfied;

                                  (7) a Notice of Allocation (as such term is defined in the Override Agreement); and

                                  (8) such other assurances, certificates, documents, consents or opinions relevant hereto as the Administrative Agent may reasonably require.

                 (b) The Administrative Agent shall have received satisfactory evidence that the Override Agreement and the KBMC Amendment referred to therein shall become effective concurrently with the effectiveness of this Agreement.

                 (c) The representations and warranties of Borrower contained in Article 4 shall be true and correct in all material respects on and as of the Closing Date.

                 (d) Borrower and its Subsidiaries and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents.

                 (e) The Banks shall have received the written legal opinion of Messrs. Sheppard, Mullin, Richter & Hampton, legal counsel to the Administrative Agent, to the effect that the Opinions of Counsel are acceptable and such other matters relating to the Loan Documents as the Administrative Agent may request.

         8.2 Any Increasing Advance. The obligations of the Banks to make any Advance which would increase the aggregate principal Indebtedness evidenced by the Notes, are subject to the following conditions precedent:

                 (a) the Administrative Agent shall have received a Request for Loan;

                 (b)      the representations and warranties contained in
         Article 4 (other than the representations and warranties contained in Sections 4.4(a), 4.5, 4.6, 4.7, 4.9, 4.14, and 4.19) shall be true and correct in all material respects on and as of the date of the Loan as though made on and as of that date and no event or circumstance that constitutes a Material Adverse Effect shall have occurred since the Closing Date;

                 (c) no Material KBMC Default or Material KBMC Event of Default then exists under the Mortgage Warehousing Agreement; provided that this condition precedent shall not apply in respect of a Curable KBMC Default so long as the proceeds of any Loan made in reliance on this proviso are actually used to cure such Curable KBMC Default; and

                 (d) the Administrative Agent shall have received such other information relating to any matters which are the subject of
         Section 8.2(b) or the compliance by Borrower with this Agreement as may reasonably be requested by the Administrative Agent on behalf of a Bank.

         8.3 Any Advance. The obligations of the Banks to make any Advance are subject to the conditions precedent that the representations and warranties contained in Sections 4.12 and 4.18 shall be true and correct in all material respects on and as of the date of the Advance as though made on and as of that date, and that there has not occurred an Event of Default that is then continuing.

         8.4 Any Letter of Credit. The obligation of any Issuing Bank to issue any Letter of Credit, and the obligation of the other Banks to participate therein, are subject to the conditions precedent that (a) the conditions set forth in Section 8.2 have been satisfied and (b) Borrower shall have certified that, giving effect to the issuance of the requested Letter of Credit, the Letter of Credit Usage shall not exceed any limitations set forth in this Agreement.


                                   ARTICLE 9
             EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT

         9.1 Events of Default. There will be a default hereunder if any one or more of the following events ("Events of Default") occurs and is continuing, whatever the reason therefor:

                 (a) failure to pay any installment of principal on any of the Notes on the date, or any payment in respect of a Letter of Credit pursuant to Section 2.5(e), when due; or

                 (b) failure to pay any installment of interest on any of the Notes, or to pay any fee or other amounts due the Administrative Agent or any Bank hereunder, within five Banking Days after the date when due; or

                 (c) any failure to comply with Sections 5.8, 5.9, 6.1, 6.2, 6.3, 6.4, 6.7, 6.8, 6.9, 6.10, 6.13, 6.17, 6.18, 6.19 or 7.1(f);
         or

                 (d) any failure to comply with Section 6.11 which shall remain unremedied for a period of three Banking Days after notice by the Administrative Agent of such Default; or

                 (e) Borrower or any other Party fails to perform or observe any other term, covenant, or agreement contained in any Loan Document on its part to be performed or observed within thirty (30) calendar days after notice by the Administrative Agent of such Default; or

                 (f) any representation or warranty in any Loan Document or in any certificate, agreement, instrument, or other document made or delivered, on or after the Closing Date, pursuant to or in connection with any Loan Document proves to have been incorrect when made in any respect material to the ability of the Borrower to duly and punctually perform all of the Obligations; or

                 (g) Any failure to pay any principal when due (including upon acceleration thereof) under the Mortgage Warehousing Agreement; or

                 (h) Borrower or any of its Significant Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness other than Non-Recourse Indebtedness, and in the case of the Mortgage Company, arising under the Mortgage Warehousing Agreement), or any guaranty of present or future Indebtedness other than Non-Recourse Indebtedness) on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise in excess of $10,000,000 individually or $25,000,000 in the aggregate or (ii) fails to perform or observe any other material term, covenant, or agreement on its part to be performed or observed, or suffers to exist any condition, in connection with any present or future Indebtedness (other than Non-Recourse Indebtedness, and in the case of the Mortgage Company, arising under the Mortgage Warehousing Agreement) or any guaranty of present or future Indebtedness other than Non-Recourse Indebtedness), in excess of $10,000,000 individually or $25,000,000 in the aggregate, if as a result of such failure or such condition any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare it due before the date on which it otherwise would become due; or

                 (i) any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Banks or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid, or unenforceable in any respect which is, in the reasonable opinion of the Majority Banks, materially adverse to the interest of the Banks;

                 (j) a final judgment (or judgments) against Borrower or any of its Significant Subsidiaries is entered for the payment of money in excess of $10,000,000 individually or $25,000,000 in the aggregate, and remains unsatisfied without procurement of a stay of execution within thirty (30) calendar days after the issuance of any writ of execution or similar legal process or the date of entry of judgment, whichever is earlier, or in any event at least five (5) calendar days prior to the sale of any assets pursuant to such legal process; or

                 (k) Borrower or any Significant Subsidiary of Borrower institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or fails generally to pay its debts as they mature, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person, and continues undismissed or unstayed for sixty (60) calendar days; or

                 (l) the occurrence of a Termination Event with respect to any Pension Plan if the aggregate liability of Borrower and its ERISA Affiliates under ERISA as a result thereof exceeds $10,000,000; or the complete or partial withdrawal by Borrower or any of its ERISA Affiliates from any Multiemployer Plan if the aggregate liability of Borrower and its ERISA Affiliates as a result thereof exceeds $10,000,000; or

                 (m) any determination is made by a court of competent jurisdiction that payment of principal or interest or both is due to the holder of any Subordinated Obligations which would not be permitted by Section 6.1 or that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations.

         9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the

Banks provided for elsewhere in this Agreement or the Loan Documents, or by applicable Law or in equity, or otherwise:

                 (a) Upon the occurrence of any Event of Default, and so long as any such Event of Default shall be continuing (other than an Event of Default described in Section 9.1(k) with respect to Borrower or a Guarantor Subsidiary):

                          (i) all commitments to make Advances or issue Letters of Credit, and all other obligations of the Administrative Agent, the Issuing Bank or the Banks shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that the Majority Banks may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Majority Banks, to reinstate the Commitment and make further Advances or issue Letters of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all the Banks;

                          (ii)    the Majority Banks may request the
                 Administrative Agent to, and the Administrative Agent thereupon shall, declare the unpaid principal of all Obligations due to Banks hereunder and under the Notes, an amount equal to the Letter of Credit Usage, all interest accrued and unpaid thereon, and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by Borrower; provided that the Administrative Agent shall notify Borrower (by telecopy and, if practicable, by telephone) substantially concurrently with any such acceleration (but the failure of Borrower to receive such notice shall not affect such acceleration).

                 (b) Upon the occurrence of any Event of Default described in Section 9.1(k) with respect to Borrower or a Guarantor Subsidiary:

                          (i) all commitments to make Advances or issue Letters of Credit, and all other obligations of the Administrative Agent, the Issuing Bank(s) or the Banks under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all the Banks may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Banks, to reinstate the Commitment and make further Advances;

                          (ii) the unpaid principal of all Obligations due to the Banks hereunder and under the Notes, an amount equal to the Letter of Credit Usage and all interest accrued and unpaid on such Obligations, and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by Borrower.

                 (c) So long as any Letter of Credit shall remain outstanding, any amounts received by the Administrative Agent in respect of the Letter of Credit Usage pursuant to Section9.2.(a)(ii) or 9.2(b)(ii) may be held as cash collateral for the obligation of Borrower to reimburse the Issuing Bank in event of any drawing under any Letter of Credit (and Borrower hereby grants to the Administrative Agent a security interest in such cash collateral). In the event any Letter of Credit in respect of which Borrower has deposited cash collateral with the Administrative Agent is cancelled or expires, the cash collateral shall be appliedfirst to the reimbursement of the Issuing Bank (or all of the Banks, as the case may be) for any drawings thereunder, andsecond to the payment of any outstanding Obligations of Borrower hereunder or under any other Loan Document.

                 (d) Upon the occurrence of an Event of Default, the Banks and the Administrative Agent, or any of them, may proceed to protect, exercise, and enforce their rights and remedies under the Loan Documents against Borrower or any other Party and such other rights and remedies as are provided by Law or equity, without notice to or demand upon Borrower (which are expressly waived by Borrower) except to the extent required by applicable Laws. The order and manner in which the rights and remedies of the Banks under the Loan Documents and otherwise are exercised shall be determined by the Majority Banks.

                 (e) All payments received by the Administrative Agent and the Banks, or any of them, after the acceleration of the maturity of the Loans shall be applied first to the costs and expenses (including attorneys' fees and disbursements) of the Administrative Agent, acting as Administrative Agent, and of the Banks and thereafter paid pro rata to the Banks in the same proportion that the aggregate of the unpaid principal amount owing on the Obligations of Borrower to each Bank, plus accrued and unpaid interest thereon, bears to the aggregate of the unpaid principal amount owing on all the Obligations, plus accrued and unpaid interest thereon. Regardless of how each Bank may treat the payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations, the payments shall be applied first, to the costs and expenses of the Administrative Agent, acting as Administrative Agent, and the Banks as set forth above, second, to the payment of accrued and unpaid fees hereunder and interest on all Obligations to the Banks, to and including the date of such application (ratably according to the accrued and unpaid interest on the Loans), third, to the ratable payment of the unpaid principal of all Obligations to the Banks, and fourth, to the payment of all other amounts then owing to the Administrative Agent or the Banks under the Loan Documents. No application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or under applicable Law unless all amounts then due (whether by acceleration or otherwise) have been paid in full.


                                   ARTICLE 10
                            THE ADMINISTRATIVE AGENT

         10.1 Appointment and Authorization. Subject to Section 10.7, each Bank hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization does not constitute appointment of the Administrative Agent as trustee for any Bank and, except as specifically set forth herein to the contrary, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

         10.2 Administrative Agent and Affiliates. Bank of America (and each successor Administrative Agent) has the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term "Bank" or "Banks" includes Bank of America in its individual capacity. Bank of America (and each successor Administrative Agent) and its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower and any Affiliate of Borrower, as if it were not the Administrative Agent and without any duty to account therefor to the Banks. Bank of America (and each successor Administrative Agent) need not account to any other Bank for any monies received by it for reimbursement of its costs and expenses as Administrative Agent hereunder, or for any monies received by it in its capacity as a Bank hereunder, except as otherwise provided herein.

         10.3 Banks' Credit Decisions. Each Bank agrees that it has, independently and without reliance upon the Administrative Agent, any other Bank, or the directors, officers, agents, or employees of the Administrative Agent or of any other Bank, and instead in reliance upon information supplied to it by or on behalf of Borrower and its Subsidiaries and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Bank also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Bank, or the directors, officers, agents, or employees of the Administrative Agent or of any other Bank, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

         10.4 Action by Administrative Agent.

                 (a) The Administrative Agent may assume that no Default or Event of Default has occurred and is continuing, unless the Administrative Agent has actual knowledge of the Default or Event of Default, has received notice from Borrower stating the nature of the Default or Event of Default, or has received notice from a Bank stating the nature of the Default or Event of Default and that Bank considers the Default or Event of Default to have occurred and to be continuing.

                 (b) The Administrative Agent has only those obligations under the Loan Documents that are expressly set forth therein. Without limitation on the foregoing, the Administrative Agent shall have no duty to inspect any property of Borrower or any of its Subsidiaries, although the Administrative Agent may in its discretion periodically inspect any property from time to time.

                 (c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to act or not act upon the instructions of the Majority Banks (or of all the Banks, to the extent required by Section 11.2) and those instructions shall be binding upon the Administrative Agent and all the Banks, provided that the Administrative Agent shall not be required to act or not act if to do so would, in the reasonable judgment of the Administrative Agent, expose the Administrative

Agent to significant liability or would be contrary to any Loan Document or to applicable law.

                 (d) If the Administrative Agent has received a notice specified in clause (a), the Administrative Agent shall give notice thereof to the Banks and shall act or not act upon the instructions of the Majority Banks (or of all the Banks, to the extent required by Section 11.2), provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and except that if the Majority Banks (or all the Banks, if required under Section 11.2) fail, for three (3) Banking Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Banks.

                 (e) The Administrative Agent shall have no liability to any Bank for acting, or not acting, as instructed by the Majority Banks (or all the Banks, if required under Section 11.2), notwithstanding any other provision hereof.

         10.5 Liability of Administrative Agent. Neither the Administrative Agent nor any of its respective directors, officers, agents, or employees shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its respective directors, officers, agents, and employees:

                 (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof in form satisfactory to the Administrative Agent, signed by the payee and may treat each Bank as the owner of that Bank's interest in the obligations due to Banks for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Bank;

                 (b) may consult with legal counsel, in-house legal counsel, independent public accountants, in-house accountants and other professionals, or other experts selected by it, or with legal counsel, independent public accountants, or other experts for Borrower, and shall not be liable for any action taken or not taken by it or them in good faith in accordance with the advice of such legal counsel, independent public accountants, or experts;

                 (c) will not be responsible to any Bank for any statement, warranty, or representation made in any of the Loan Documents or in any notice, certificate, report, request, or other statement (written or oral) in connection with any of the Loan Documents;

                 (d) except to the extent expressly set forth in the Loan Documents, will have no duty to ascertain or inquire as to the performance or observance by Borrower or any other Person of any of the terms, conditions, or covenants of any of the Loan Documents or to inspect the property, books, or records of Borrower or any of its Subsidiaries or other Person;

                 (e) will not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency, or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith;

                 (f) will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, or other instrument or writing believed by it or them to be genuine and signed or sent by the proper party or parties; and

                 (g) will not incur any liability for any arithmetical error in computing any amount payable to or receivable from any Bank hereunder, including without limitation payment of principal and interest on the Notes, payment of commitment fees, Loans, and other amounts; provided that promptly upon discovery of such an error in computation, the Administrative Agent, the Banks, and (to the extent applicable) Borrower shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

         10.6 Indemnification. Each Bank shall, ratably in accordance with the respective principal amount of its Commitment, indemnify and hold the Administrative Agent and its directors, officers, agents, and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever (including, without limitation, attorney's fees and disbursements) that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure by Borrower to pay the obligations due to Banks hereunder or under the Notes) or any action taken or not taken by it as Administrative Agent thereunder, except for the Administrative Agent's gross negligence or willful misconduct. Without limitation on the foregoing, each Bank shall reimburse the Administrative Agent upon demand for that Bank's ratable share of any cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, administration, amendment, waiver, refinancing, restructuring, reorganization (including a bankruptcy reorganization), or enforcement of the Loan Documents, to the extent that Borrower is required by Section 11.3 to pay that cost or expense but fails to do so upon demand. Any such reimbursement shall not relieve Borrower of its obligations under Section 11.3.

         10.7 Successor Administrative Agent. The Administrative Agent may resign as such at any time by written notice to Borrower and the Banks, to be effective upon a successor's acceptance of appointment as Administrative Agent. The Majority Banks may at any time remove the Administrative Agent by written notice to that effect to be effective on such date as the Majority Banks designate. In either event, the Majority Banks shall appoint a successor Administrative Agent or Agents, who must be from among the Banks; provided, that the Administrative Agent shall be entitled to appoint a successor Administrative Agent from among the Banks, subject to acceptance of appointment by that successor Administrative Agent, if the Majority Banks have not appointed a successor Administrative Agent within thirty (30) days after the date the Administrative Agent gave notice of resignation or was removed. Upon a successor's acceptance of appointment as Administrative Agent, the successor will thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the Administrative Agent under the Loan Documents, and the resigning or removed Administrative Agent will thereupon be discharged from its duties and obligations thereafter arising under the Loan Documents. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article 10 and Sections 11.3 and
11.10 shall inure to its benefit as to any action taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

         10.8 No Obligations of Borrower. Nothing contained in this Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Banks under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Banks in respect of any failure by the Administrative Agent or any Bank to perform any of its obligations to the Administrative Agent or the Banks under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Banks, Borrower's obligations to the Banks in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.


                                   ARTICLE 11
                                 MISCELLANEOUS

         11.1 Cumulative Remedies; No Waiver. The rights, powers, and remedies of the Administrative Agent or any Bank provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, or remedy provided by law or equity. No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power, or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, or remedy preclude any other or further exercise of any other right, power, or remedy. The terms and conditions of Sections 8.1, 8.2, 8.3 and 8.4 hereof are inserted for the sole benefit of the Banks and the Administrative Agent may (with the approval of the Majority Banks) waive them in whole or in part with or without terms or conditions in respect of any Loan, without prejudicing the Banks' rights to assert them in whole or in part in respect of any other Loans.

         11.2 Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the approval of the Majority Banks and by Borrower, and then only in the specific instance and for the specific purpose given; and without the approval in writing of all the Banks (or in the case of Section 11.2(d), Banks holding at least 66 2/3% of the Commitment), no amendment, modification, supplement, termination, waiver, or consent may be effective:

                 (a) to amend or modify the principal of, or the amount of principal or principal prepayments, payable on any Obligation or the amount of the Commitment or to decrease the rate of any interest or fee payable to any Bank;

                 (b) to postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Obligation or any installment of any fee or to extend the term of the Commitment;

                 (c) to amend or modify the provisions of the definitions in Section 1.1 of "Majority Banks" or of Sections 11.2, 11.9, 11.10, or 11.11;

                 (d) release any Guarantor Subsidiary from liability under any Subsidiary Guaranty; or

                 (e) to amend or modify any provision of this Agreement or the Loan Documents that expressly requires the consent or approval of all the Banks.

Any amendment, modification, supplement, termination, waiver, or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Banks and the Agents.

         11.3 Costs, Expenses and Taxes.  Borrower shall pay within fifteen
(15) days after demand the reasonable actual out-of-pocket costs and expenses of the Managing Agents and the Administrative Agent in connection with (a) the negotiation, preparation, execution, delivery, arrangement, syndication and closing of the Loan Documents, provided that such costs and expenses do not exceed the amounts set forth in a letter agreement between Borrower and the Managing Agents, (b) administration of the Loan Documents, provided that such costs and expenses do not exceed the amounts set forth in a letter agreement between Borrower and the Administrative Agent and (c) amendment, waiver or modification of the Loan Documents. Borrower shall pay within fifteen (15) days after demand the reasonable out-of-pocket costs and expenses of the Administrative Agent and each of the Banks in connection with the enforcement of any Loan Documents, including in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization, if such payment is approved by the bankruptcy court or any similar proceeding). The costs and expenses referred to in the first sentence above (in the case of the Managing Agents and Administrative Agent only) and the second sentence above (in the case of the Administrative Agent and the Banks) shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel retained by the Managing Agents and Administrative Agent or any of the Banks (including the allocated costs of in-house counsel), as the case may be, or independent public accountants and other outside experts retained by the Managing Agents and Administrative Agent (provided that Borrower shall not be liable under this Section 11.3 for fees and expenses of more than one firm of independent public accountants, or more than one expert with respect to a specific subject matter, at any one time). Nothing herein shall obligate Borrower to pay any costs and expenses in connection with an assignment of or participation in a Bank's Pro-Rata Share of the Commitment. Borrower shall pay any and all documentary and transfer taxes, assessments or charges made by any Governmental Agency and all costs, expenses, fees, and charges payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, any other Loan Document, or any other instrument or writing to be delivered hereunder or thereunder, and shall reimburse, hold harmless, and indemnify the Administrative Agent and each Bank from and against any and all loss, liability, or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee, or charge or that any of them may suffer or incur by reason of the failure of Borrower to perform any of its Obligations. Any amount payable to the Administrative Agent or any Bank under this Section shall bear interest from the date of receipt of demand for payment at the rate then in effect for Alternate Base Rate Loans.

         11.4 Nature of Banks' Obligations. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture, or other entity, either among themselves or with Borrower. Each Bank's obligation to make any Advance pursuant hereto is several and not joint or joint and several, and is not conditioned upon the performance by any other Bank of its obligation to make Advances. A default by any Bank will not increase the Commitment of any other Bank. Any Bank not in default may, if it desires, assume in such proportion as the nondefaulting Banks agree the obligations of any Bank in default, but is not obligated to do so.

         11.5 Representations and Warranties. All representations and warranties of Borrower and any other Party contained herein or in any other Loan Document (including, for this purpose, all representations and warranties contained in any certificate or other writing required to be delivered by or on behalf of Borrower or such Party pursuant to any Loan Document) will survive the making of the loans hereunder and the execution and delivery of the Notes, and, in the absence of actual knowledge by the Administrative Agent or a Bank of the untruth of any representation or warranty, have been or will be relied upon by the Administrative Agent and that Bank, notwithstanding any investigation made by the Administrative Agent or that Bank or on their behalf.

         11.6 Notices. Except as otherwise provided in any Loan Document, all notices, requests, demands, directions, and other communications provided for hereunder and under any other Loan Document must be in writing and must be mailed (provided that communications related to any Default or Event of Default or proposed action under Section 11.2 shall not be sent solely by mail), telegraphed, delivered, or sent by telex, telecopier or cable to the appropriate party at the address set forth on the signature pages of this Agreement or, as to any Party, at any other address as may be designated by it in the applicable Loan Document or in a written notice sent to the Administrative Agent and Borrower in accordance with this Section. Except as otherwise provided in any Loan Document if any notice, request, demand, direction, or other communication is given by mail it will be effective on the earlier of actual receipt or the third Banking Day after deposited in the United States mails with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if given by telex, when confirmed by answerback; or if given by personal delivery, when delivered.

         11.7 Execution in Counterparts. This Agreement and any other Loan Document to which Borrower is a Party may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, taken together will be deemed to be but one and the same instrument. Such counterparts may be sent by telecopy, with the original counterparts to follow by mail or courier. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until executed counterparts hereof or thereof (or other evidence of execution satisfactory to the Administrative Agent and Borrower) have been delivered to the Administrative Agent and Borrower.

         11.8 Binding Effect; Assignment.

                 (a) This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Agents, each of the Banks, and their respective successors and assigns, except thatexcept as permitted in Section 6.3, Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Banks.

                 (b) From time to time subsequent to the Closing Date, each Bank may assign or grant a participation in a portion of its Pro Rata Share of the Commitment, its Advances and its participation in Letters of Credit, subject to all of the terms and conditions set forth in Sections 5.1 and 5.2 of the Override Agreement.

         11.9 Sharing of Setoffs. Each Bank severally agrees that if it, through the exercise of the right of setoff, banker's lien, or counterclaim against Borrower or otherwise, receives payment of the Obligations due it hereunder and under the Notes that is ratably more than any other Bank, through any means, receives in payment of the Obligations held by that Bank, then: (a) the Bank exercising the right of setoff, banker's lien, or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Bank a participation in the Obligations held by the other Bank and shall pay to the other Bank a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker's lien, or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien, or counterclaim or receipt of payment, and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with each Bank's share of the Obligations immediately prior to, and without taking into account, the payment, provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Bank that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that, to the extent permitted by Law, any Bank holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased.

         11.10 Indemnity by Borrower. Borrower agrees to indemnify, save, and hold harmless the Agents and each Bank and their directors, officers, agents, attorneys, and employees (collectively, the "indemnitees") from and against:
(i) any and all claims, demands, actions or causes of action that are asserted against any indemnitee (other than by Borrower or by any other indemnitee) if the claim, demand, action or cause of action arises out of or relates to the Commitment, the use of proceeds of any Loans, any transaction contemplated pursuant to this Agreement, or any relationship or alleged relationship of any indemnitee to Borrower related to this Agreement; (ii) any administrative or investigative proceeding by any Governmental

Agency arising out of or related to a claim, demand, action or cause of action described in clause (i) above; and (iii) any and all liabilities, losses, costs, or expenses (including reasonable attorneys' fees and disbursements (including the allocated cost of in-house counsel)) that any indemnitee suffers or incurs as a result of any of the foregoing; provided, that Borrower shall have no obligation under this Section to any indemnitee with respect to any of the foregoing arising out of the gross negligence or willful misconduct of that indemnitee or the breach by the indemnitee of this Agreement or from the transfer or disposition of any Note by any Bank. If any claim, demand, action or cause of action is asserted against any indemnitee, such indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. If requested by Borrower in writing and so long as no Default or Event of Default shall have occurred and be continuing, such indemnitee shall in good faith contest the validity, applicability and amount of such claim, demand, action or cause of action, shall permit Borrower to participate in such contest and shall cooperate with Borrower to the extent their interests are aligned. Any indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall not so settle or compromise without Borrower's written approval thereof, which approval may be withheld in Borrower's sole discretion. Any voluntary settlement by an indemnitee of such a claim or proceeding without Borrower's written approval shall relieve Borrower of its obligation to indemnify that indemnitee with respect to such claim or proceeding. In any legal action involving more than one indemnitee, all indemnitees shall be represented by a single legal counsel unless such legal counsel determines that a defense or counterclaim is available to an indemnitee that is not available to all indemnitees and that to assert such a defense or counterclaim would create a conflict of interest, or a potential conflict of interest, in which case such indemnitee shall be entitled to separate legal counsel. Any obligation or liability of Borrower to any indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of all Loans and all other Obligations owed to the Banks.

         11.11 Nonliability of Banks. The relationship between Borrower and the Banks is, and shall at all times remain, solely that of borrower and lenders, and the Banks and the Agents neither undertake nor assume any responsibility or duty to Borrower to review, inspect, supervise, pass judgment upon, or inform Borrower of any matter in connection with any phase of Borrower's business, operations, or condition, financial or otherwise. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to Borrower by any Bank or the Agents in connection with any such matter is for the protection of the Banks and the Agents, and neither Borrower nor any third party is entitled to rely thereon.

         11.12 Confidentiality. Each Bank agrees to use any confidential information that it may receive, directly or indirectly, from Borrower pursuant to this Agreement only for the purposes of this Agreement and to hold such confidential information in confidence, except for disclosure: (a) To Affiliates of the Bank; (b) To other Banks; (c) To legal counsel, accountants and other professional advisors to that Bank; (d) To regulatory officials having jurisdiction over that Bank; (e) As required by Law or legal process (provided that the Bank shall, to the extent possible give sufficient notice to Borrower of such legal process to enable Borrower to oppose such legal process, and in any event, give written notice to Borrower of such legal process as soon as practicable) or in connection with any legal proceeding to which that Bank and Borrower are adverse parties; and (f) To another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Bank's interests hereunder or a participation interest in its Note, provided that such disclosure is made subject to an appropriate confidentiality agreement by such institution on terms substantially similar to this Section. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, the Agents or any Bank, and (iii) information previously disclosed by Borrower to any Person not associated with Borrower without any reasonable expectation of confidentiality. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Agents or the Banks to Borrower.

         11.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Agents and the Banks in connection with the Commitment, and is made for the sole benefit of Borrower, the Agents and the Banks, and the Agents' and the Banks' successors and assigns. Except as provided in

Sections 11.8 and 11.10, no other Person shall have any rights of any nature hereunder or by reason hereof.

         11.14 Other Dealings. Any Bank may, without liability to account to the other Banks, accept deposits from, lend money or provide credit facilities to and generally engage in any kind of banking or other business with Borrower and its Subsidiaries.

         11.15 Right of Setoff - Deposit Accounts. Upon the occurrence of an Event of Default and the acceleration of maturity of the principal indebtedness under the Notes pursuant to Section 9.2, Borrower hereby specifically authorizes each Bank in which Borrower maintains a deposit account (whether a general or special deposit account, other than trust accounts) or a certificate of deposit to setoff any Obligations owed to the Banks against such deposit account or certificate of deposit without prior notice to Borrower (which notice is hereby waived) whether or not such deposit account or certificate of deposit has then matured. Nothing in this Section shall limit or restrict the exercise by a Bank of any right to setoff or banker's lien under applicable Law, subject to the approval of the Majority Banks.

         11.16 Further Assurances. Borrower shall, at its expense and without expense to the Banks or the Agents, do, execute, and deliver such further acts and documents as any Bank or the Agents from time to time reasonably requires for the assuring and confirming unto the Banks or the Agents the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document; provided that this Section 11.16 is not intended to create any affirmative obligation on the part of Borrower to provide collateral security, additional guarantors or other credit enhancement with respect to the Obligations.

         11.17 Integration. This Agreement, together with the other Loan Documents and the Mortgage Warehousing Agreement, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof except as expressly provided herein to the contrary; provided that the foregoing is subject to Section 4.18 hereof. The Loan Documents were drafted with the joint participation of Borrower and the Banks and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof.

         11.18 Governing Law. The Loan Documents shall be governed by, and construed and enforced in accordance with, the Laws of California.

         11.19 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         11.20 Headings. Article and section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

         11.21 Conflict in Loan Documents. To the extent there is any actual irreconcilable conflict between the provisions of this Agreement and any other Loan Document (other than the Override Agreement), the provisions of this Agreement shall prevail. To the extent there is any actual irreconcilable conflict between the provisions of this Agreement and the Override Agreement, the provisions of the Override Agreement shall prevail.

         11.22 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES, ANY OTHER LOAN DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         11.23 Purported Oral Amendments. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ANY AGENT OR ANY BANK THAT DOES NOT COMPLY WITH
SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THE AGREEMENT OR THE OTHER LOAN DOCUMENTS.

         11.24 Hazardous Materials Indemnity. Without limiting any other indemnity provided for in the Loan Documents, Borrower agrees to indemnify the Agents and each Bank and their directors, officers, agents, attorneys, and employees

(collectively, the "indemnities") from any claim, liability, loss, cost or expense (including reasonable attorneys' fees (including the allocated cost of in-house counsel)) directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of any Hazardous Materials if such Hazardous Materials are on, under, about or relate to Borrower's Property or operations, so long as such claim, liability, loss, cost or expense arises out of or relates to the Commitment, the use of proceeds of any Loans, any transaction contemplated pursuant to this Agreement, or any relationship or alleged relationship of any indemnitee to Borrower related to this Agreement.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                             KAUFMAN AND BROAD HOME CORPORATION



                             By /s/ Michael F. Henn
                                -----------------------------------
                                Michael F. Henn
                                Senior Vice President
                                and Chief Financial Officer



                             By /s/ Marc I. Chasman
                                -----------------------------------
                                Marc I. Chasman
                                Vice President


                             10877 Wilshire Boulevard
                             Los Angeles, California 90024

                             Attn.:  Marc I. Chasman
                                     Vice President

                             Phone:  (310) 443-8005
                             Fax:    (310) 443-8098

BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Administrative Agent and Managing Agent


By /s/ Peggy A. Fujimoto
- --------------------------------------
   Peggy A. Fujimoto
   Vice President

Agency Management Services #5596
1455 Market Street
San Francisco, California  94103

Attn.:  Peggy A. Fujimoto
        Vice President

Phone:  (415) 622-4835
Fax:    (415) 622-4894


BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as a Bank


By /s/ Craig A. Moyer
- --------------------------------------
   Craig A. Moyer
   Vice President

Domestic Lending Office
Bank of America NT&SA

yCRESG - National Accounts #1357
555 South Flower Street
Los Angeles, California  90071

Attn.:  Craig A. Moyer
        Vice President

Phone:  (213) 228-5238
Fax:    (213) 228-5389

LIBOR Lending Office
Bank of America NT&SA
CRESG National Accounts #1357
555 South Flower Street
Los Angeles, California  90071

Attn.:  Marilyn Harvey or
        Mary Gamboa

Phone:  (213) 228-4013 (Harvey)
        (213) 228-4582 (Gamboa)
Fax:    (213) 228-5389

THE FIRST NATIONAL BANK OF CHICAGO,
as a Managing Agent, Documentation Agent and as a Bank



By /s/ Mark D. Zeisloft
   ----------------------------------
   Mark D. Zeisloft
   Vice President


Domestic and LIBOR Lending Office
The First National Bank of Chicago
One First National Plaza, Suite 0318
Chicago, Illinois  60670

Attn.:  Michael Dowling
        Assistant Vice President

Phone:  (312) 732-2517
Fax:    (312) 732-1582

CREDIT LYONNAIS LOS ANGELES BRANCH,
as a Co-Agent and as a Bank



By /s/ Thierry F. Vincent
   -----------------------------------
   Thierry F. Vincent
   Vice President


CREDIT LYONNAIS CAYMAN ISLAND BRANCH,
as a Bank



By /s/ Thierry F. Vincent
   -----------------------------------
   Thierry F. Vincent
   Authorized Signatory


Domestic Lending Office
Credit Lyonnais Los Angeles Branch
515 South Flower Street
Los Angeles, California  90071

Attn.:  David L. Miller
        Vice President

Phone:  (213) 627-3200
Fax:    (213) 623-3437

LIBOR Lending Office
Credit Lyonnais Cayman Island Branch
c/o Credit Lyonnais
515 South Flower Street
Los Angeles, California  90071

Attn.:  David L. Miller
        Vice President

Phone:  (213) 627-3200
Fax:    (213) 623-3437

NBD BANK, N.A., as a Co-Agent and as a Bank


By /s/ Andrew Heinecke
   -------------------------------------
   Andrew Heinecke
   First Vice President


Domestic and LIBOR Lending Office
NBD Bank, N.A.
Financial Services Division 3rd Floor
611 Woodward Avenue
Detroit, Michigan  48226

Attn.:  Richard J. Johnsen
        Vice President

Phone:  (313) 225-3181
Fax:    (313) 225-3074



NATIONSBANK OF TEXAS, N.A., as a Co-Agent and as a Bank



By /s/ Michele Shafroth
   -------------------------------------
   Michele Shafroth
   Senior Vice President


Domestic and LIBOR Lending Office
NationsBank of Texas, N.A.
901 Main Street
TX1-492-14-06
Dallas, Texas 75202

Attn.:  Kay Hibbs
        Administrative Officer

Phone:  (214) 508-3089
Fax:    (214) 508-0944

THE INDUSTRIAL BANK OF JAPAN, LIMITED, Los Angeles Agency, as a Bank



By /s/ Toshinari Iyoda
   ----------------------------------
   Toshinari Iyoda
   Senior Vice President



Domestic and LIBOR Lending Office
The Industrial Bank of Japan, Ltd.,
Los Angeles Agency
350 South Grand Avenue, Suite 1500
Los Angeles, California 90071

Attn.:  Lori Roth Schnadig
        Assistant Vice President

Phone:  (213) 893-6444
Fax:    (213) 488-9840



SOCIETE GENERALE, as a Bank


By /s/ Maureen Kelly
   ----------------------------------
   Maureen Kelly
   Vice President



Domestic and LIBOR Lending Office
Societe Generale
2029 Century Park East, Suite 2900
Los Angeles, California 90067

Attn.:  Maureen Kelly
        Vice President

Phone:  (310) 788-7110
Fax:    (310) 551-1537

TRUST COMPANY BANK, as a Bank



By /s/ Frank O. Bennett
   ----------------------------------
   Frank O. Bennett
   Vice President



Domestic and LIBOR Lending Office
Trust Company Bank
25 Park Place
24th Floor, Mail Code 124
Atlanta, Georgia 30303

Attn.:  Ginny Dulaney
        Corporate Banking Assistant

Phone:  (404) 588-8481
Fax:    (404) 827-6270

BANK ONE ARIZONA, NA, as a Bank



By /s/ Rhonda R. Williams
   -----------------------------------
   Rhonda R. Williams
   Assistant Vice President


Domestic and LIBOR Lending Office
Bank One Arizona, NA
241 North Central, 20th Floor
Phoenix, Arizona 85004

Attn.:  Rhonda R. Williams
        Assistant Vice President

Phone:  (602) 221-1783
Fax:    (602) 221-1372



THE FIRST NATIONAL BANK OF BOSTON, as a Bank


By /s/ Paul F. DiVito
   -----------------------------------
   Paul F. DiVito
   Vice President


Domestic and LIBOR Lending Office
Bank of Boston
400 Perimiter Center Terrace
Suite 745
Atlanta, Georgia 30346

Attn.:  Cheryl Geoffrion
        Administrative Assistant

Phone:  (404) 390-6577
        (404) 390-6581
Fax:    (404) 391-9811

BANQUE INDOSUEZ, as a Bank


By /s/ Jerome S. Sanzo
   -----------------------------------
   Jerome S. Sanzo
   First Vice President

By /s/ Sandra Galeos Piserchia
   -----------------------------------
   Sandra Galeos Piserchia
   Vice President

Domestic Lending Office
Banque Indosuez
1211 Avenue of the Americas
New York, New York 10036-8701

Attn.:  Sandra Galeos Piserchia
        Vice President

Phone:  (212) 278-2754
Fax:    (212) 278-2759

LIBOR Lending Office
Banque Indosuez Grand Cayman Island Branch
c/o 1211 Avenue of the Americas
New York, New York 10036-8701

Attn.:  Sandra Galeos Piserchia
        Vice President

Phone:  (212) 278-2754
Fax:    (212) 278-2759


CHEMICAL BANK, as a Bank


By /s/ Peter C. Haley
   -----------------------------------
   Peter C. Haley
   Managing Director

Domestic and LIBOR Lending Office
Chemical Bank
380 Madison Avenue, 10th Floor
New York, New York 10017

Attn.:  Louise Ng
        Loan Administrator

Phone:  (212) 622-3340
Fax:    (212) 622-3397

THE FUJI BANK, LIMITED, Los Angeles Agency, as a Bank



By /s/ Yasuji Ikawa
   -----------------------------------
   Yasuji Ikawa
   Joint General Manager



Domestic and LIBOR Lending Office
The Fuji Bank, Limited, Los Angeles
333 South Grand Avenue, 25th Floor
Los Angeles, California 90071

Attn.:  Ching L. Lim
        Assistant Vice President

Phone:  (213) 251-4179
Fax:    (213) 253-4198





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